SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  CONFIDENTIAL, FOR USE OF THE
                                               COMMISSION ONLY
                                              (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              INVACARE CORPORATION
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

--------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

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     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

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          pursuant to Exchange  Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ] Check box if any part of the fee is offset as provided by Exchange Act
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    paid previously. Identify the previous filing by registration statement
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
                       [GRAPHIC OMITTED][GRAPHIC OMITTED]


                              Invacare Corporation
                                One Invacare Way
                               Elyria, Ohio 44035


                                                                   April 7, 2006
To the Shareholders of

INVACARE CORPORATION:

     This  year's  Annual  Meeting  of  Shareholders  will be held at 10:00 A.M.
(EDT), on Thursday, May 25, 2006, at the Lorain County Community College, Spitzer Conference Center, Grand Room, 1005 North Abbe Road, Elyria, Ohio. We will be reporting on Invacare's activities and you will have an opportunity to ask questions about its operations.

     We hope that you are planning to attend the annual meeting personally and we look forward to seeing you. Whether or not you expect to attend in person, the return of the enclosed proxy as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the annual meeting. If you do attend the annual meeting, you may, of course, withdraw your proxy should you wish to vote in person.

     On behalf of the Board of Directors and management of Invacare Corporation, I would like to thank you for your continued support and confidence.


                                                     Sincerely yours,

                                                  /s/A. Malachi Mixon, III

                                                     A. Malachi Mixon, III
                                                     Chairman and
                                                     Chief Executive Officer

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]


                              Invacare Corporation

                    Notice of Annual Meeting of Shareholders
                           To Be Held On May 25, 2006

     The Annual Meeting of Shareholders of Invacare Corporation will be held at the Lorain County Community College, Spitzer Conference Center, Grand Room, 1005 North Abbe Road, Elyria, Ohio on Thursday, May 25, 2006, at 10:00 A.M. (EDT), for the following purposes:

     1. To elect three directors to the class whose three-year term will expire in 2009;

     2. To approve and adopt an amendment to increase the shares reserved for issuance under the Invacare Corporation 2003 Performance Plan;

     3. To ratify the appointment of Ernst & Young LLP as our independent auditors for our 2006 fiscal year; and

     4. To transact any other business as may properly come before the annual meeting.

     Holders of common shares and Class B common shares of record as of the close of business on Friday, March 31, 2006 are entitled to vote at the annual meeting. It is important that your shares be represented at the annual meeting. For that reason, we ask that you promptly sign, date and mail the enclosed proxy card in the return envelope provided. Shareholders who attend the annual meeting may revoke their proxy and vote in person.


                                             By Order of the Board of Directors,



                                             Dale C. LaPorte
                                             Secretary


April 7, 2006

3



                       [GRAPHIC OMITTED][GRAPHIC OMITTED]


                              Invacare Corporation
                          -----------------------------

                                 Proxy Statement
                     For the Annual Meeting of Shareholders
                                  May 25, 2006
                          -----------------------------

Why am I receiving these materials?

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Invacare for use at the Annual Meeting of Shareholders to be held on May 25, 2006 and any adjournments or postponements that may occur. The time, place and purposes of the annual meeting are set forth in the Notice of Annual Meeting of Shareholders, which accompanies this proxy statement. This proxy statement is being mailed to shareholders on or about April 7, 2006.

Who is paying for this proxy solicitation?

     We will pay the expense of soliciting proxies, including the cost of preparing, assembling and mailing the notice, proxy statement and proxy. In addition to the solicitation of proxies by mail, our directors, officers or employees, without additional compensation, may make solicitations personally and by telephone. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Who is entitled to vote?

     Only shareholders of record at the close of business on March 31, 2006, the record date for the meeting, are entitled to receive notice of and to vote at the annual meeting. On this record date, there were 30,743,773 common shares and 1,111,965 Class B common shares outstanding and entitled to vote.

How many votes do I have?

     On each matter to be voted on, you have one vote for each outstanding common share you own as of March 31, 2006 and ten votes for each outstanding Class B common share you own as of March 31, 2006.

How do I vote?

     If you are a shareholder of record, you can vote in person at the annual meeting or you can vote by signing and mailing in your proxy card in the enclosed envelope. If you are a shareholder of record, the proxy holders will vote your shares based on your directions.

     If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote "FOR" proposals 1, 2, and 3 and will use their discretion on any other proposals and other matters that may be brought before the annual meeting.

     If you hold common shares through a broker or nominee, you may vote in person at the annual meeting only if you have obtained a signed proxy from your broker or nominee giving you the right to vote your shares.

How do I vote my common shares held in the Invacare Retirement Savings Plan?

     If you are a participant in the Invacare Retirement Savings Plan, the voting instruction card should be used to vote the number of common shares that you are entitled to vote under the plan. If you do not vote timely, your shares will not be counted.

What are the voting recommendations of the Board of Directors?

     Our Board of Directors recommends that you vote:

     o "For" the election of the three nominated directors to the class whose three-year term will expire in 2009;

     o "For" the amendment to the Invacare Corporation 2003 Performance Plan to increase the number of common shares reserved for issuance under the plan from 2,000,000 to 3,800,000; and

     o    "For"   ratifying  the  appointment  of  Ernst  &  Young  LLP  as  our independent auditors for our 2006 fiscal year.

What vote is required to approve each proposal?

     Except as otherwise provided by Invacare's amended and restated articles of incorporation or code of regulations, or required by law, holders of common shares and Class B common shares will at all times vote on all matters, including the election of directors, together as one class. No holder of shares of any class has cumulative voting rights in the election of directors.

     o Election of Directors (Proposal No. 1). The nominees receiving the greatest number of votes will be elected. A proxy card marked "Withhold Authority" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes will have no effect on the election of directors.

     o Approval and Adoption of the Amendment to the Invacare Corporation 2003 Performance Plan (Proposal No. 2). The approval and adoption of the amendment to the Invacare Corporation 2003 Performance Plan requires the affirmative vote of a majority of the votes cast. A proxy card marked as "Abstain" with respect to the approval and adoption of the amendment to the Invacare Corporation 2003 Performance Plan will not be voted, although it will be counted for purposes of determining the number of shares entitled to vote. Accordingly, if you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect on the approval and adoption of the amendment to the plan.

     o Ratification of Auditors (Proposal No. 3). Ratification of the appointment of Ernst & Young LLP as our independent auditors requires the affirmative vote of a majority of the votes cast. A proxy card marked as "Abstain" with respect to the ratification of the appointment of Ernst & Young LLP will not be voted, although it will be counted for purposes of determining the number of shares entitled to vote. Accordingly, if you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect on the ratification.

What constitutes a quorum?

     A quorum of shareholders will be present at the annual meeting if at least a majority of the aggregate voting power of common shares and Class B common shares outstanding on the record date are represented, in person or by proxy, at the annual meeting. On the record date, 41,863,423 votes were outstanding; therefore, shareholders representing at least 20,931,712 votes will be required to establish a quorum. Abstentions and broker non-votes will be counted towards the quorum requirement.

Can I revoke or change my vote after I submit a proxy?

     Yes. You can revoke your proxy or change your vote at any time before the proxy is exercised at the annual meeting. This can be done by either submitting another properly completed proxy card with a later date, sending a written notice to our Secretary, or by attending the annual meeting and voting in person. You should be aware that simply attending the annual meeting will not automatically revoke your previously submitted proxy, rather you must notify an Invacare representative at the annual meeting of your desire to revoke your proxy and vote in person.

                              ELECTION OF DIRECTORS
                                (Proposal No. 1)

     At the annual meeting, three directors will be elected to serve a three-year term until the annual meeting in 2009 or until their successors have been elected and qualified. Each of the nominees is presently a director of Invacare and has indicated their willingness to serve another term as a director if elected. If any nominee should become unavailable for election, which is not currently expected, it is intended that the shares represented by proxy will be voted for any substitute nominee(s) as may be named by the Board of Directors. In no event will the proxy holders vote for more than three nominees or for persons other than those named below and any substitute nominee for any of them. Whitney Evans currently serves as a director whose term will expire at the annual meeting. Mr. Evans has elected to not stand for re-election. In order to rebalance the composition of our Board of Directors, Gerald B. Blouch, who currently serves as a director whose term will expire at the 2007 annual meeting, will resign as a director whose term will expire at the 2007 annual meeting, contingent and effective upon his election at this year's annual meeting as a director whose term will expire in 2009.

Nominees for Terms Expiring in 2009

     James C. Boland, 66, has been a director since 1998. Mr. Boland served as President and Chief Executive Officer of CAVS/Gund Arena Company (the Cleveland Cavaliers, a professional team, and Gund Arena) from January 1998 to December 31, 2002, at which time he became Vice-Chairman of the company. The name of the company was changed to Cavaliers Operating Company, LLC in 2005. Before his retirement from Ernst & Young LLP in 1998, Mr. Boland served for 22 years as a partner of Ernst & Young in various roles, including Vice Chairman and Regional Managing Partner, as well as a member of the firm's Management Committee from 1988 to 1996, and as Vice Chairman of National Accounts from 1997 to his retirement. Mr. Boland is a director of The Sherwin-Williams Company (NYSE), Cleveland, Ohio, a manufacturer and distributor of coatings and related products and The Goodyear Tire & Rubber Company (NYSE), Akron, Ohio, one of the world's leading manufacturers of tires and rubber products, and is a Trustee of Bluecoats, Inc. and The Harvard Business School Club of Cleveland.

     Gerald B. Blouch, 59, has been President and a director of Invacare since November 1996. Mr. Blouch has been Chief Operating Officer since December 1994 and Chairman-Invacare International since December 1993. Previously, Mr. Blouch was President-Homecare Division from March 1994 to December 1994 and Senior Vice President-Homecare Division from September 1992 to March 1994. Mr. Blouch served as Chief Financial Officer of Invacare from May 1990 to May 1993 and Treasurer of Invacare from March 1991 to May 1993. Mr. Blouch is also a director of NeuroControl Corporation, North Ridgeville, Ohio, a privately held company, which develops and markets electromedical stimulation systems for stroke patients.

     William M. Weber, 66, has been a director since 1988. In August 2005, Mr. Weber became President and CEO of Air Enterprises L.L.C., which designs and manufactures custom high end air handling equipment for critical areas in the hospital, drug and educational markets. Mr. Weber also serves as a director of Air Enterprises L.L.C. From 1994 to 2005, Mr. Weber was President of Roundcap L.L.C. and a principal of Roundwood Capital L.P., a partnership that invested in public and private companies. From 1968 to 1994, Mr. Weber was President of Weber, Wood, Medinger, Inc., Cleveland, Ohio, a commercial real estate brokerage and consulting firm.

         Invacare's Board of Directors recommends that shareholders vote
          "FOR" the election of the three directors to the class whose three-year term will expire in 2009.

Directors whose Terms Will Expire in 2008

     Michael F. Delaney, 57, has been a director since 1986. Since 1983, Mr. Delaney has been the Associate Director of Development of the Paralyzed Veterans of America, a national veterans' service organization in Washington, D.C. In October 2003, Mr. Delaney's title changed to Development Officer, Corporate Marketing.

     C. Martin Harris, M.D., 49, has been a director since 2003. Since 1996, Dr. Harris has been the Chief Information Officer and Chairman of the Information Technology Division of The Cleveland Clinic Foundation in Cleveland, Ohio and a Staff Physician for The Cleveland Clinic Hospital and The Cleveland Clinic Foundation Department of General Internal Medicine. Additionally, since 2000, he has been Executive Director of e-Cleveland Clinic, a series of e-health clinical programs offered over the Internet. Nationally, Dr. Harris serves as the Chairman of the National Health Information Infrastructure (NHII) Task Force of the Healthcare Information and Management Systems Society (HIMSS), the largest information and management systems society in the world. He is also the Chairman of the Foundation Board for the e-Health Initiative, a public policy and advocacy group that encourages the interoperability of information technology in healthcare.

     Bernadine P. Healy, M.D., 61, has been a director since 1996. Dr. Healy has been a columnist and Health Editor for U.S. News & World Report since October 2002. She has served on The President's Council of Advisors on Science and Technology (PCAST) since 2001, and served as a chair of the Ohio Commission to Reform Medicaid in 2003. Dr. Healy was President and CEO, American Red Cross from September 1999 to December 2001. From 1995 to August 1999, Dr. Healy served as the Dean and Professor of Medicine of the College of Medicine and Public Health of The Ohio State University, Columbus, Ohio. From 1994 to 1995, Dr. Healy served as Director of Health and Science Policy at The Cleveland Clinic Foundation, Cleveland, Ohio; and from 1991 to 1993, she served as Director of the National Institutes of Health in Bethesda, Maryland. From 1985 to 1991, Dr. Healy was the Chairman of the Research Institute of The Cleveland Clinic Foundation, Cleveland, Ohio. Dr. Healy is a Trustee of the Battelle Memorial Institute in Columbus, Ohio and is a director of Ashland, Inc. (NYSE), Covington, Kentucky, a company in specialized chemicals; The Progressive Corporation (NYSE), Cleveland, Ohio, an automobile insurance company; and National City Corporation (NYSE), Cleveland, Ohio, a financial holding company with assets over $100 billion, providing a full range of banking and financial services.

     A. Malachi Mixon, III, 65, has been a director since 1979. Mr. Mixon has been our Chief Executive Officer since 1979 and Chairman of the Board since 1983 and also served as our President until 1996, when Gerald B. Blouch, Chief Operating Officer, was elected as our President. Mr. Mixon serves as a director of The Lamson & Sessions Co. (NYSE), Cleveland, Ohio, a supplier of engineered thermoplastic products, and The Sherwin-Williams Company (NYSE), Cleveland, Ohio, a manufacturer and distributor of coatings and related products. Mr. Mixon also serves as Chairman of the Board of Trustees of The Cleveland Clinic
Foundation, Cleveland, Ohio, one of the world's leading academic medical centers.

Directors whose Terms Will Expire in 2007

     John R. Kasich, 53, has been a director since 2001. Mr. Kasich is a Managing Director of Lehman Brothers' investment banking group. He spent 18 years as a member of the House of Representatives of the United States Congress, and served as head of the House Budget Committee from 1995 to 2000. He was the chief architect of the Balanced Budget Act of 1997, which eliminated the federal budget deficits. As a committee chairman, he was the House's top negotiator with the White House over details of the plan, setting spending limits for all federal government agencies and cutting taxes. Mr. Kasich serves as a director of Worthington Industries, Inc. (NYSE), Columbus, Ohio, a diversified steel processor that focuses on steel processing and metals-related businesses. Mr. Kasich is also the host of "Heartland" on the Fox News Channel.


     Dan T. Moore, III, 66, has been a director since 1980. Mr. Moore has been President of Dan T. Moore Co. since 1979 and is Chairman of four advanced materials manufacturing companies: Flow Polymers, Inc., Soundwich, Inc., Team Wendy LLC and Impact Ceramics LLC. He is a director of Hawk Corporation (AMEX),

Cleveland, Ohio, a supplier of friction products for brakes, clutches, and transmissions used in aerospace, industrial and specialty applications, and is a director of Park-Ohio Holdings Corp (NasdaqNM), Cleveland, Ohio, a provider of supply chain logistics and a manufacturer of engineered products. Mr. Moore is also a Trustee of the Cleveland Clinic Foundation.

     Joseph B. Richey, II, 69, has been a director since 1980. Mr. Richey has been President-Invacare Technologies and Senior Vice President-Electronic and Design Engineering since 1992. Previously, Mr. Richey was Senior Vice President-Product Development from 1984 to 1992, and Senior Vice President and General Manager-North American Operations from September 1989 to September 1992. Mr. Richey also serves as a director of Steris Corporation (NYSE), Cleveland, Ohio, a manufacturer and distributor of medical sterilizing equipment and as Chairman of the Board of Directors and CEO of NeuroControl Corporation, North Ridgeville, Ohio, a privately held company, which develops and markets electromedical stimulation systems for stroke patients, and is a member of the Board of Trustees for Case Western Reserve University and The Cleveland Clinic Foundation.


     APPROVAL AND ADOPTION OF AN AMENDMENT TO THE INVACARE CORPORATION 2003
                       PERFORMANCE PLAN (Proposal No. 2)

General

     The Invacare Corporation 2003 Performance Plan (the "2003 Plan") was adopted and approved by the shareholders on May 21, 2003. The 2003 Plan is designed to advance the interests of the Company and its shareholders by strengthening its ability to attract, retain and reward highly qualified non-employee Directors, executive officers and other employees, to motivate them to achieve business objectives established to promote the Company's long term growth, profitability and success, and to encourage their ownership of common shares.

     In general, the 2003 Plan empowers the Company to grant stock options and stock appreciation rights and to make restricted stock grants, and other stock and performance-based grants and awards, to Non-employee Directors, executive officers and other employees of the Company and its subsidiaries. The maximum number of common shares currently reserved for issuance under the 2003 Plan is 2,000,000 common shares, which includes 300,000 shares that may be granted as restricted awards and 200,000 that may be granted at a price of not less than 75% of the fair market value on the date of grant. Pursuant to the 2003 Plan, none of the awards can be transferred to third parties for consideration. As of March 15, 2006, options to purchase up to an aggregate of 1,643,058 of the Company's common shares (7,048 of which had been exercised and 95,575 of which had been cancelled as of that date) have been granted under the 2003 Plan out of the 2,000,000 common shares currently reserved for issuance, which includes restricted awards granted of 54,118 and awards granted at a discount totaling 55,417. Hence, only 452,517 common shares remain available for future grants under the 2003 Plan of which 245,882 may be issued as restricted awards and 144,483 may be issued at a discount.

Proposed Amendment to the 2003 Plan

     Proposed Amendment. On March 17, 2006, the Compensation, Management Development and Corporation Governance Committee of the Board of Directors (the "Committee") unanimously approved and recommended to the Board of Directors, and the Board of Directors subsequently approved and recommended to the shareholders, an amendment to the 2003 Plan that would, if approved by the shareholders, increase the number of common shares authorized and reserved for issuance under the 2003 Plan by 1,800,000 shares from 2,000,000 to 3,800,000 common shares (the "2003 Plan Amendment").

     Purpose of the Amendment. Equity compensation has been a long-standing and vital component of the Company's overall compensation philosophy; and the Company believes that equity based awards have helped to successfully incentivize key employees and Non-employee Directors to promote the interests of the Company and its shareholders. Therefore, in order to enable the Company to continue to provide appropriate incentives in accordance with its compensation philosophy, the Company is seeking shareholder approval of the 2003 Plan Amendment. The Board of Directors believes that the 2003 Plan Amendment is in the best interests of the Company and its shareholders and recommends that the shareholders approve and adopt the 2003 Plan Amendment.

Summary of the 2003 Plan

     The principal features of the 2003 Plan are summarized below. The summary does not contain all information that may be important to you. You should read the complete text of the 2003 Plan, as proposed to be amended, which is attached as Appendix A to this proxy statement.

     Plan Administration. The 2003 Plan is administered by the Committee, a standing committee comprised entirely of Non-employee Directors that satisfy the requirements for "disinterested persons" under Rule 16b-3 of the Exchange Act; provided, however, that the Board of Directors may in its discretion administer the 2003 Plan, in which case the term "Committee" shall be deemed to be the Board of Directors. All employees and Non-employee Directors of Invacare and its subsidiaries are eligible to be selected by the Committee for participation in the 2003 Plan.

     Authority of Committee. The Committee has authority to: select the participants who will receive awards, grant awards, determine the terms, conditions, and restrictions applicable to the awards (including the forms of agreements for such awards); determine how the exercise price is paid, modify or replace outstanding awards within the limits of the 2003 Plan, accelerate the date on which awards become exercisable, waive the restrictions and conditions applicable to awards, defer payout on awards and establish rules governing the 2003 Plan, including special rules applicable to awards made to participants who are foreign nationals or are employed outside the United States.

     The 2003 Plan establishes certain limits on the exercise price of awards, but not on the earn-out or vesting periods, or termination provisions in the event of termination of employment. Instead, the Committee is given broad authority to establish these terms in order best to achieve the purposes of the 2003 Plan.

     Within certain limits, the Committee may delegate its authority under the 2003 Plan to any other person or persons. Any decision made by the Committee in connection with the administration, interpretation and implementation of the 2003 Plan and of its rules and regulations will be, to the extent permitted by law, final and binding upon all persons. Neither the Committee nor any of its members is liable for any act taken by the Committee pursuant to the 2003 Plan. No member of the Committee is liable for the act of any other member.

     Number of Common Shares. The aggregate number of common shares that currently may be subject to awards, including incentive stock options, granted under the 2003 Plan is 2,000,000 common shares, subject to certain adjustments. If the 2003 Plan Amendment is approved by the shareholders, that number will increase to 3,800,000 common shares. Class B common shares are not issuable under the 2003 Plan. Common shares issued under the 2003 Plan may be either newly-issued shares or treasury shares. The assumption of obligations in respect of awards granted by an organization acquired by the Company, or the grant of awards under the 2003 Plan in substitution for any such awards, will not reduce the number of common shares available in any fiscal year for the grant of awards under the 2003 Plan.

     Common shares subject to an award that is forfeited, terminated, or canceled without having been exercised (other than shares subject to a stock option that are canceled upon the exercise of a related stock appreciation right) will generally be available again for grant under the 2003 Plan, without reducing the number of common shares available in any fiscal year for grant of awards under the 2003 Plan.

     Adjustments. In the event of a recapitalization, stock dividend, stock split, reverse stock split, distribution to shareholders (other than cash dividends), or similar transaction, the Committee can adjust, in any manner that it deems equitable, the number and class of shares that may be issued under the 2003 Plan and the number and class of shares, and the exercise price, applicable to outstanding awards.

     Performance Based Awards. The 2003 Plan is designed to enable the Company to provide certain forms of performance based compensation to senior executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) of the Code provides that, subject to certain exceptions, the Company may not deduct compensation paid to any one of certain executive officers in excess of $1 million in any one year. Section 162(m) excludes from the $1million limitation on tax deductibility compensation that qualifies as performance based compensation meeting certain requirements.

     Types of Awards. The 2003 Plan provides for the grant of stock options (incentive stock options or "non-qualified" stock options), restricted stock, stock appreciation rights, stock equivalent units, and other stock or performance-based incentives. These awards are payable in cash or common shares, or any combination thereof, as determined by the Committee.

     Grant of Awards. Awards may be granted singly or in combination or tandem with other awards. Awards also may be granted in replacement of other awards granted by the Company. If a participant pays all or part of the exercise price or taxes associated with an award by the transfer of common shares or the surrender of all or part of an award (including the award being exercised), the Committee may, in its discretion, grant a new award to replace the award or common shares that were transferred or surrendered. The Company also may assume awards granted by an organization acquired by the Company or may grant awards in replacement of any such awards.

     The repricing of any stock options or stock appreciation rights at a lower exercise price, whether by cancellation or amendment of the original grant, is expressly prohibited under the 2003 Plan.

     Certain Limits on Awards Under the 2003 Plan. The maximum aggregate number of common shares that may be granted under the 2003 Plan pursuant to all awards (i.e., restricted stock, stock appreciation rights, stock equivalent units, etc.), other than stock options, is 300,000 common shares. The term of each stock option shall be fixed by the Committee, but in no event shall the term exceed ten years after the date of grant. The exercise price of a stock option may not be less than 100% of the fair market value on the date of grant; provided, that up to 200,000 common shares for which non-qualified stock options may be granted may have an exercise price of not less than 75% of the fair market value on the date of grant, which is primarily intended to allow for the continuation of the Non-employee Directors' deferred compensation program described under "How are directors Compensated?." The foregoing limits are subject to adjustment as described above.

     Certain Limits on Individual Awards. The maximum aggregate number of common shares for which stock options may be granted to any particular employee during any calendar year is 400,000 common shares. The maximum aggregate number of common shares for each of (i) stock appreciation rights, and (ii) other stock-based awards, respectively, which may be granted to any particular employee during any calendar year is 50,000 common shares (or 100,000 common shares in the aggregate). The foregoing limits also are subject to adjustment as described above.

     Payment of Exercise Price. The exercise price of a stock option (other than an incentive stock option), and any other stock award for which the Committee has established an exercise price may be paid in cash, by the transfer of common shares, by the surrender of all or part of an award (including the award being exercised), or by a combination of these methods, as and to the extent permitted by the Committee. The exercise price of an incentive stock option may be paid in cash, by the transfer of common shares, or by a combination of these methods, as and to the extent permitted by the Committee, but may not be paid by the surrender of an award. The Committee may prescribe any other method of paying the exercise price that is determined to be consistent with applicable law and the purpose of the 2003 Plan.

     Deferrals. The Committee may defer the payment of any grant or award, or permit participants to defer their receipt of payment, for such period or periods and on such terms and conditions as the Committee may specify. Deferrals may be in the form of cash or stock equivalent units, which may earn interest at a rate or rates specified by the Committee.

     Termination of Awards. The Committee may cancel any awards if the participant, without the Company's prior written consent, (i) within 18 months after the date a participant terminates employment with the Company renders services for an organization, or engages in a business, that is (in the judgment of the Committee) in competition with the Company, or (ii) discloses to anyone outside of Invacare, or uses for any purpose other than Invacare's business, any confidential information relating to the Company. In addition, the Committee may, subject to certain conditions in the 2003 Plan and in its discretion, require the participant to return the economic value of any award that the participant realized or obtained prior to and after such participant engaged in any of the above activities.

     Change in Control. In the event of a change in control of the Company, as defined in the 2003 Plan, unless the Board of Directors determines otherwise,
(i) all outstanding stock options and stock appreciation rights will become fully exercisable, and (ii) all restrictions and conditions applicable to restricted stock and other awards exercisable for Common Shares will be deemed to have been satisfied. Any other determination by the Board of Directors that is made after the occurrence of the change in control will not be effective unless a majority of the Directors then in office are "continuing directors" and the determination is approved by a majority of the "continuing directors" for this purpose (or is approved by a committee comprised solely of such "continuing directors"). "Continuing directors" are Directors who were in office prior to the change in control or were recommended or elected to succeed "continuing directors" by a majority of the "continuing directors" then in office (or by a committee comprised solely of such "continuing directors" then in office).

     Amendment, Effective Date, and Termination. The Board of Directors may amend, suspend, or terminate the 2003 Plan at any time. Shareholder approval for any such amendment will be required if the amendment results in an increase, subject to certain exceptions, in the maximum number of common shares that may be subject to awards granted under the 2003 Plan. The Committee may amend any outstanding award under the 2003 Plan to reduce the exercise price of any stock option or stock appreciation right, except in accordance with an adjustment described above.

     Federal Income Tax Consequences of Awards. The anticipated income tax treatment, under current provisions of the Code, of the grant and exercise of awards is as follows:

     Incentive Stock Options. In general, an employee will not recognize taxable income at the time an incentive stock option is granted or exercised provided the employee has been employed by the Company at all times from the date of grant until the date three months before the date of exercise (one year in the case of permanent disability). However, the excess of the fair market value of the common shares acquired upon exercise of the incentive stock option over the exercise price is an item of tax preference for purposes of the alternative minimum tax. If the employee exercises an incentive stock option without satisfying the employment requirement, the income tax treatment will be the same as that for a non-qualified stock option, described below. Upon disposition of the common shares acquired upon exercise of an incentive stock option, capital gain or capital loss will be recognized in an amount equal to the difference between the sale price and the exercise price, provided that the employee has not disposed of the common shares within two years of the date of grant or within one year from the date of exercise (a "Disqualifying Disposition"). If the employee disposes of the shares in a Disqualifying Disposition, the employee will recognize ordinary income at the time of the Disqualifying Disposition to the extent of the difference between the exercise price and the lesser of the fair market value of the shares on the date the incentive stock option is exercised or the amount realized in the Disqualifying Disposition. Any remaining gain or loss is treated as a capital gain or capital loss.

     The Company is not entitled to a tax deduction either upon the exercise of an incentive stock option or upon the disposition of the common shares acquired thereby, except to the extent that the employee recognizes ordinary income in a Disqualifying Disposition and subject to the applicable provisions of the Code.

     Non-Qualified Stock Options. In general, participants will not recognize taxable income at the time a stock option that does not qualify as an incentive stock option (a "Non-qualified Stock Option") is granted. However, an amount equal to the difference between the exercise price and the fair market value, on the date of exercise, of the common shares acquired upon exercise of the

Non-qualified Stock Option will be included in the participant's ordinary income in the taxable year in which the Non-qualified Stock Option is exercised. Upon disposition of the common shares acquired upon exercise of the Non-qualified Stock Option, appreciation or depreciation from the tax basis of the shares acquired after the date of exercise will be treated as either capital gain or capital loss.

     Non-qualified Stock Options that are granted at an exercise price that is less than the fair market value on the date of grant are subject to Section 409A of the Code, which applies to arrangements involving the deferral of compensation for employees and directors. Such grants are generally intended to comply with Section 409A and are made under such terms and conditions as are deemed necessary in order for the grant to comply with Section 409A.

     Subject to the applicable provisions of the Code, including the deductibility limitations under Section 162(m) of the Code, the Company generally will be entitled to a tax deduction in the amount of the ordinary income realized by the participant in the year the Nonqualified Stock Option is exercised. Any amounts includable as ordinary income to a participant in respect of a Non-qualified Stock Option will be subject to applicable withholding for federal income and employment taxes.

     Stock Appreciation Rights. The grant of stock appreciation rights will have no immediate tax consequences to the Company or the participant receiving the grant. In general, the amount of compensation that will be realized by a participant upon exercise of a stock appreciation right is equal to the difference between the grant date valuation of the common shares underlying the stock appreciation right and the fair market value of the stock or cash received on the date of exercise. The amount received by the participant upon the exercise of the stock appreciation rights will be included in the participant's ordinary income in the taxable year in which the stock appreciation rights are exercised. Subject to the applicable provisions of the Code, including the deductibility limitations under Section 162(m) of the Code, the Company generally will be entitled to a deduction in the same amount in that year.

     Restricted Stock. Unless a participant makes an election under Section 83(b) of the Code, the participant will recognize no income, and the Company will be entitled to no deduction at the time restricted stock is awarded to the participant. When the restrictions on the restricted stock lapse or are otherwise removed, the participant will recognize compensation income equal to the excess of the fair market value of the restricted stock on the date the restrictions lapse or are otherwise removed over the amount, if any, paid by the participant for the restricted stock, and, generally, the Company will be entitled to a deduction in the same amount subject to the applicable provisions of the Code, including the possible limitations under Section 162(m) of the Code. Dividends paid on restricted stock during any restriction period will, unless the participant has made an election under Section 83(b) of the Code, constitute compensation income to the participant receiving the dividends; and the Company generally will be entitled to a deduction in the same amount. Upon disposition of common shares after the restrictions lapse or are otherwise removed, any gain or loss realized by a participant will be treated as short-term or long-term capital gain or loss depending upon the period of time between the disposition and the earlier lapse or removal of the restrictions on those common shares.

     If a participant files an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days after the grant of restricted stock, the participant will, on the date of the grant, recognize compensation income equal to the excess of the fair market value of the common shares on that date over the price paid for those common shares, and the Company generally will be entitled to a deduction in the same amount, subject to the applicable provisions of the Code. Dividends paid on the stock thereafter will be treated as dividends for tax purposes, includable in the gross income of the participant and not deductible by the Company. Any gain or loss recognized by the participant on a disposition of restricted stock which was the subject of a Section 83(b) election, other than on a redemption by the Company, will be capital gain or loss. However, if the disposition is a forfeiture by the participant or a redemption by the Company at the initial price of the restricted stock, the disposition may constitute a "forfeiture" within the meaning of Section 83(b), in which event the participant would not be entitled to deduct any loss which otherwise would have been allowable. The potential for a nondeductible forfeiture loss on the forfeiture of restricted property is a risk a participant assumes by making a Section 83(b) election.

     Stock Equivalent Units. The grant of stock equivalent units will not have any immediate tax consequences to the participant receiving the stock equivalent units or to the Company. In general, at the time the Company pays any amount to the participant with respect to the stock equivalent units, the participant will recognize compensation income equal to the amount of that payment, and the Company will be entitled to a deduction in that amount, subject to the other applicable provisions of the Code, including the limitations under Section 162(m).

     Withholding Taxes. Prior to the payment of an award, the Company may withhold, or require a participant to remit to the Company, an amount of cash sufficient to pay any federal, state, and local taxes associated with the award. In addition, the Committee may permit participants to pay the taxes associated with an award (other than an incentive stock option) by the transfer of common shares, by the surrender of all or part of an award (including the award being exercised), or by a combination of cash and/or one of these methods.

     The discussion set forth above does not purport to be a complete analysis of all potential tax consequences relevant to recipients of awards under the 2003 Plan or the Company or to describe tax consequences based on particular circumstances. It is based on United States federal income tax law and interpretational authorities as of the date of this proxy statement, which are subject to change at any time. The discussion does not address state or local income tax consequences or income tax consequences for taxpayers who are not subject to taxation in the United States.

Certain Benefits

     The 2003 Plan allows for awards to the Company's non-employee Directors, executive officers and other employees. However, the amount of any future award to any eligible participant under the 2003 Plan is not determinable at this time and will be made in the discretion of the Committee or the Board of Directors.

         Invacare's Board of Directors recommends that shareholders vote
            "FOR" the approval and adoption of the amendment to the
                             2003 Performance Plan.


               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                (Proposal No. 3)

     The Audit Committee has appointed Ernst & Young LLP to continue as our independent auditors and to audit our financial statements for the year ended December 31, 2006. The Audit Committee and the Board of Directors are asking you to ratify this appointment. During the year ended December 31, 2005, Ernst & Young LLP served as our principal auditors and provided tax and other services. See "Independent Auditors." Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         Invacare's Board of Directors recommends that shareholders vote
       "FOR" the ratification of the appointment of Ernst & Young LLP as our independent auditors.

SHARE OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

Who are the largest holders of Invacare's outstanding common shares and what is their total voting power?

     The following table shows, as of February 24, 2006, the share ownership of each person or group known by Invacare to beneficially own more than 5% of either class of common shares of Invacare:

                                                                                   Class B
                                                 Common Shares                  Common Shares
                                               Beneficially owned            Beneficially owned*
                                               ------------------            -------------------       Percentage of
                                                  Number                     Number                  total voting power
Name and business address                           of                         of                       beneficially
of beneficial owner                               Shares      Percentage     shares     Percentage          owned
------------------------                       ----------     ----------   ----------   ----------       ----------
A. Malachi Mixon, III                           2,607,848        8.1%       703,912       63.3%             22.2%
One Invacare Way,
Elyria, Ohio 44035 (1)

Joseph B. Richey, II                              878,461        2.8%       376,262       33.8%             11.0%
One Invacare Way,
Elyria, Ohio 44035 (2)

Ariel Capital Management, LLC                   7,752,975       25.3%          -            -               18.5%
200 E. Randolph Dr., Suite 2900,
Chicago, IL 60601 (3)(4)

FMR Corp.                                       1,956,400        6.4%          -            -               4.7%
82 Devonshire Street,
Boston, MA  02109 (3)(5)

* All holders of Class B common shares are entitled to convert any or all of their Class B common shares to common shares at any time, on a share-for-share basis. In addition, Invacare may not issue any additional Class B common shares unless the issuance is in connection with share dividends on, or share splits of, Class B common shares.

(1) Includes 1,601,650 common shares that may be acquired upon the exercise of stock options during the 60 days following February 24, 2006. For purposes of calculating the percentage of outstanding common shares beneficially owned by Mr. Mixon and his percentage of total shares beneficially owned, the common shares which he had the right to acquire during that period by exercise of stock options are considered to be outstanding. The number of shares shown as beneficially owned by Mr. Mixon also includes (i) 18,319 common shares owned by the trustee for Invacare Retirement Savings Plan,
     (ii) 245,925 common shares owned of record by Mr. Mixon's spouse, (iii) 24,576 common shares owned by the trustee for a 1997 grantor retained annuity trust created by Mr. Mixon, (iv) 24,577 common shares owned by the trustee for a 1997 grantor retained annuity trust created by Mr. Mixon's spouse, (v) 88,224 common shares owned by the trustee for a 2003 grantor retained annuity trust created by Mr. Mixon, and (vi) 88,224 common shares owned by the trustee for a 2003 grantor retained annuity trust created by Mr. Mixon's spouse. Mr. Mixon disclaims beneficial ownership of the shares held by his spouse and the grantor retained annuity trusts created by the reporting person's spouse.

(2) Includes 223,500 common shares, which may be acquired upon the exercise of stock options during the 60 days following February 24, 2006. For purposes of calculating the percentage of outstanding common shares beneficially owned by Mr. Richey and his percentage of total shares beneficially owned, the common shares which he had the right to acquire during that period by exercise of stock options are deemed to be outstanding.

(3) The number of common shares beneficially owned is based upon a Schedule 13G filed by the holder with the SEC to reflect share ownership as of December 31, 2005.

(4) The Schedule 13G was filed by Ariel Capital Management, LLC, which has sole voting power with respect to 6,229,453 of the 7,752,975 common shares held, and sole dispositive power with respect to 7,752,075 of the 7,752,975 common shares held.

(5)  The Schedule  13G was filed by FMR Corp.,  which has sole voting power with
     respect  to  146,300  of  the  1,956,400   common  shares  held,  and  sole
     dispositive power with respect to all 1,956,400 of the common shares held.

How many common shares do each of Invacare's directors and executive officers hold and what is their level of total voting power?

     The following table sets forth, as of February 24, 2006, the share ownership of all directors, our Chief Executive Officer and our four other highest paid executive officers and all directors and executive officers as a group:

                                                                              Class B
                                                 Common Shares             Common Shares
                                               beneficially owned        beneficially owned**         Percentage of
                                            ------------------------    -----------------------      total voting power
                                              Number                     Number                        beneficially
 Name of beneficial owner                   of shares     Percentage    of shares    Percentage           owned
 ------------------------                   ---------     ----------    ---------    ----------         ----------
 Gerald B. Blouch (3).......................  821,950        2.6%           -            -                 1.9%
 James C. Boland (3)........................   48,073          *            -            -                   *
 Michael F. Delaney (3).....................   23,584          *            -            -                   *
 Whitney Evans (3)..........................   46,555          *            -            -                   *
 C. Martin Harris, M.D. (3).................   19,757          *            -            -                   *
 Bernadine P.  Healy, M.D. (3)..............   46,320          *            -            -                   *
 John R. Kasich (3).........................   31,079          *            -            -                   *
 A. Malachi Mixon, III (1)..................2,607,848       8.1%        703,912       63.3%               22.2%
 Dan T. Moore, III (3)......................  177,399          *            -            -                   *
 Joseph B. Richey, II (2)...................  878,461       2.8%        376,262       33.8%               11.0%
 Louis F.J. Slangen (3).....................  201,689          *            -            -                   *
 Gregory C. Thompson (3)....................  174,649          *            -            -                   *
 William M. Weber (3).......................   71,125          *            -            -                   *
 All executive officers and Directors as
   a group (15 persons) (3).................5,212,589      15.4%      1,080,174       97.1%               35.7%

*    Less than 1%.
** All holders of Class B common shares are entitled to convert any or all of their Class B common shares to common shares at any time, on a share-for-share basis. In addition, Invacare may not issue any additional Class B common shares unless the issuance is in connection with share dividends on, or share splits of, Class B common shares.

(1)  See Footnote 1 to the preceding table.

(2)  See Footnote 2 to the preceding table.

(3) The common shares beneficially owned by Invacare's executive officers and directors as a group include an aggregate of 3,111,368 common shares which may be acquired upon the exercise of stock options during the 60 days following February 24, 2006. For purposes of calculating the percentage of outstanding common shares beneficially owned by each of Invacare's executive officers and directors, and all of them as a group, and their percentage of total shares beneficially owned, common shares which they had the right to acquire by exercise of stock options within 60 days of February 24, 2006, are considered to be outstanding. The number of common shares that may be acquired by the exercise of such stock options for the noted individuals is as follows: Mr. Blouch, 695,900 shares; Mr. Boland, 47,065 shares; Mr. Delaney, 12,584 shares; Mr. Evans, 23,360 shares; Dr. Harris, 19,757 shares; Dr. Healy, 41,320 shares; Mr. Kasich, 31,079 shares; Mr. Moore, 28,953 shares; Mr. Slangen, 173,000 shares; Mr. Thompson, 159,100 shares; and Mr. Weber, 10,000 shares.

Section 16(a) Beneficial Ownership Compliance

     The rules of the SEC require us to disclose late filings of reports of stock ownership, and changes in stock ownership, by our directors and executive officers. To the best of Invacare's knowledge, all of the filings were made on a timely basis in 2005, except for (1) the two monthly purchases of an aggregate of 11 phantom common shares by Mr. Richey during January 2005 pursuant to a right to defer compensation under the Invacare Corporation Deferred Compensation Plus Plan, which were reported on a Form 4, dated February 4, 2005; (2) the surrender of 26,342 common shares on March 22, 2005 by Mr. Mixon for tax withholding purposes in conjunction with the receipt of shares exercised but deferred on March 22, 2000, which was reported on a Form 4, dated March 25, 2005 and amended on June 9, 2005; (3) the grant of stock options to purchase an aggregate of 8,000 common shares to Daniel O'Driscoll on May 25, 2005, which was reported on a Form 4, dated May 31, 2005; and (4) the surrender of 364 common shares on November 4, 2005 by Mr. Thompson for tax withholding purposes in conjunction with the vesting of restricted shares, which was reported on a Form 4, dated December 7, 2005.

                              CORPORATE GOVERNANCE

How many times did the Board meet in 2005?

     The Board of Directors held five meetings during the fiscal year ended December 31, 2005. Each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held during the period he or she served as a director and (2) the total number of meetings held by committees of the Board on which he or she served, except for Dr. Harris who attended 71% of the meetings. Board members are expected to attend Invacare's annual meeting of shareholders, and each director, except for Dr. Harris, attended last year's annual shareholder meeting. The non-management directors meet in executive sessions after the end of each of the regularly scheduled Board meetings. The chairpersons of the four standing committees of the Board rotate presiding over such sessions.

What codes of ethics apply to directors, officers and employees?

     We have adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees. We also have adopted a separate Financial Code of Ethics that applies to our Chief Executive Officer (our principal executive officer) and our Chief Financial Officer (our principal financial officer and principal accounting officer). You can find both codes on our website at www.invacare.com by clicking on the link for Investor Relations. We will post any amendments to the codes, as well as any waivers that are required to be disclosed pursuant to the rules of the Securities and Exchange Commission and the New York Stock Exchange, on our website. You also can obtain a printed copy of these documents, free of charge, by writing to: Shareholder Relations Department, Invacare Corporation, One Invacare Way, P.O. Box 4028, Elyria, OH 44036-2125.

Has the Board adopted corporate governance guidelines?

     The Board has adopted Corporate Governance Guidelines. This document can be found on our website at www.invacare.com by clicking on the link for Investor Relations. You also can obtain a printed copy of this document, free of charge, by writing to: Shareholder Relations Department, Invacare Corporation, One Invacare Way, P.O. Box 4028, Elyria, OH 44036-2125.

Who are the current members of the different Board committees?

                                                          Compensation,
                                   Audit            Management Development and          Nominating     Investment
Director                         Committee        Corporate Governance Committee        Committee      Committee
--------                         ---------        ------------------------------        ----------     ----------
Gerald B. Blouch
James C. Boland                      *                          **
Michael F. Delaney                                                                                          *
Whitney Evans                                                   *                                           **
C. Martin Harris, M.D.                                                                                      *
Bernadine P. Healy, M.D.                                        *                                           *
John R. Kasich                                                                              **              *
A. Malachi Mixon, III
Dan T. Moore, III                    *                                                      *
Joseph B. Richey, II
William M. Weber                     **                         *                           *

--------
*    Member
**   Chairperson

What are the principal functions of the Board committees?

     The Board has an Audit Committee; a Compensation, Management Development and Corporate Governance Committee; a Nominating Committee; and an Investment Committee.

     Audit Committee. The Audit Committee assists the Board in monitoring (i) Invacare's compliance with legal and regulatory requirements, (ii) the integrity of Invacare's financial statements, and (iii) the independence, performance and qualifications of Invacare's internal and independent auditors. The specific functions and responsibilities of the Audit Committee are set forth in the Audit Committee Charter adopted by the Board of Directors, a copy of which is available at www.invacare.com by clicking on the link for Investor Relations. You also can obtain a printed copy of this document, free of charge, by writing to: Shareholder Relations Department, Invacare Corporation, One Invacare Way, P.O. Box 4028, Elyria, OH 44036-2125. The Audit Committee met nine times during 2005.

     Our Board has determined that each member of the Audit Committee satisfies the current independence standards of the New York Stock Exchange listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended. The Board also has determined that each of James C. Boland and William
M. Weber qualify as an "audit committee financial expert" as that term is defined in Item 401(h) of Regulation S-K. As audit committee financial experts, each of Messrs. Boland and Weber satisfy the New York Stock Exchange accounting and financial management expertise requirements.

     Compensation,  Management  Development and Corporate Governance  Committee.
The Compensation, Management Development and Corporate Governance Committee assists the Board in developing and implementing (i) executive compensation programs that are fair and equitable and that are effective in the recruitment, retention and motivation of executive talent required to successfully meet Invacare's strategic objectives, (ii) a management succession plan that meets Invacare's present and future needs, and (iii) Invacare's corporate governance policies and guidelines. Each of the current members of the Compensation, Management Development and Corporate Governance Committee is independent within the meaning of the New York Stock Exchange listing standards and Invacare's Corporate Governance Guidelines. The Board of Directors has adopted a charter for the Compensation, Management Development and Corporate Governance Committee, which is available at www.invacare.com by clicking on the link for Investor Relations. You also can obtain a printed copy of this document, free of charge, by writing to: Shareholder Relations Department, Invacare Corporation, One Invacare Way, P.O. Box 4028, Elyria, OH 44036-2125. The Committee met four times during 2005.

     Nominating Committee. The Nominating Committee assists the Board in identifying and recommending individuals qualified to become directors and will consider all qualified nominees recommended by shareholders. Each of the current members of the Nominating Committee is independent within the meaning of the New York Stock Exchange listing standards and Invacare's Corporate Governance Guidelines. The Board of Directors has adopted a charter for the Nominating Committee, which is available at www.invacare.com by clicking on the link for Investor Relations. You also can obtain a printed copy of this document, free of charge, by writing to: Shareholder Relations Department, Invacare Corporation, One Invacare Way, P.O. Box 4028, Elyria, OH 44036-2125. The Nominating Committee did not meet during 2005.

     Investment Committee. The Investment Committee assists the Board in monitoring the investments of the Invacare Retirement Savings Plan and other plans designated by the Board or the Investment Committee. Each of the current members of the Investment Committee is independent within the meaning of the New York Stock Exchange listing standards and Invacare's Corporate Governance Guidelines. The Board of Directors has adopted a charter for the Investment Committee, which is available at www.invacare.com by clicking on the link for Investor Relations. You also can obtain a printed copy of this document, free of charge, by writing to: Shareholder Relations Department, Invacare Corporation, One Invacare Way, P.O. Box 4028, Elyria, OH 44036-2125. The Investment Committee met two times during 2005.

How does the Board determine whether non-employee directors are independent?

     To be considered independent under the New York Stock Exchange independence criteria under Section 303A (the "NYSE Standards"), the Board of Directors must determine that a director does not have a direct or indirect material relationship with Invacare. The Board of Directors has adopted the following guidelines (set forth in the Corporate Governance Guidelines) to assist it in making such determinations:

     A director will be considered independent if he or she, at any time that is considered relevant under the NYSE Standards (subject to any applicable transition rules of the NYSE Standards):

     (i)  has not been employed by Invacare or its affiliates;

     (ii) has not had an immediate family member who has been employed by Invacare or its affiliates as an executive officer;

     (iii) has not received, and has not had an immediate family member who has received, more than $100,000 per year in direct compensation from Invacare, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not in any way contingent on continued service);

     (iv) has not been affiliated with or employed by a present or former internal or external auditor of Invacare; (v) has not had an immediate family member who has been affiliated with or employed in a professional capacity (partner, principal or manager) by a former internal or external auditor of Invacare;

     (vi) has not been employed, and has not had an immediate family member who has been employed, as an executive officer of another company where any of Invacare's present executives serve on that company's compensation committee; and

     (vii) has not been an executive officer or an employee of another company, and has not had an immediate family member who has been an executive officer of another company, that does business with Invacare and makes payments to, or receives payments from, Invacare for property or services in an amount that, in the most recent fiscal year, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

     Additionally, the following commercial and charitable relationships will be considered immaterial relationships and a director will be considered independent if he or she does not have any of the relationships described in clauses (i) - (vii) above, and:

     (i) is not an executive officer of another company, and does not have an immediate family member who is an executive officer of another company, that is indebted to the Company, or to which Invacare is indebted, where the total amount of either company's indebtedness to the other is more than 5% of the total consolidated assets of the other company and exceeds $100,000 in the aggregate; and

     (ii) does not serve, and does not have an immediate family member who serves, as an officer, director or trustee of a foundation (other than Invacare's foundation), university, charitable or other not for profit organization, and Invacare's, or Invacare foundation's, annual discretionary charitable contributions (any matching of employee charitable contributions will not be included in the amount of contributions for this purpose) to the organization, in the aggregate, are more than 5% percent of that organization's total annual revenues (or charitable receipts in the event such organization does not generate revenues).

     In the event that a director has a relationship of the type described in clauses (i) or (ii) in the immediately preceding paragraph that falls outside of the "safe harbor" thresholds set forth in such clauses (i) and (ii), or if the director had any such relationship during the prior three years that fell outside of such "safe harbor" thresholds, then in any such case, the Board of Directors annually shall determine whether the relationship is material or not, and therefore, whether the director would be independent or not. Invacare will explain in its next proxy statement the basis for any Board of Directors determination that a relationship is immaterial despite the fact that it does not meet the categorical standards of immateriality set forth in clauses (i) and
(ii) in the immediately preceding paragraph.

     In addition, any director serving on the Audit Committee of Invacare may not be considered independent if he or she directly or indirectly receives any compensation from Invacare other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not in any way contingent on continued service).

     The Board examined the transactions and relationships between Invacare and its affiliates and each of the directors, any of their immediate family members and their affiliates. Based on this review, the Board affirmatively determined that each of Messrs. Delaney, Boland, Evans, Weber, Kasich and Moore and Dr. Harris and Dr. Healy (as of September 13, 2005) is independent and do not have any direct or indirect material relationship with Invacare pursuant to the categorical standards set forth in Invacare's Corporate Governance Guidelines.

How are proposed director nominees identified, evaluated and recommended for nomination?

     The Nominating Committee will seek candidates for an open director position by soliciting suggestions from Committee members, the Chairman of the Board, incumbent directors, senior management or others. The Committee also may retain a third-party executive search firm to identify candidates from time to time. Additionally, the Committee will consider any unsolicited recommendation for a potential candidate to the Board from Committee members, the Chairman of the Board, other Board members, management and shareholders. The Committee will accept shareholder recommendations regarding potential candidates for the Board, provided that shareholders send their recommendations to the Chairperson of the Committee, c/o Executive Officers, Invacare Corporation, One Invacare Way, Elyria, Ohio 44036, with the following information:

     o    The name and contact information for the candidate;

     o A brief biographical description of the candidate, including his or her employment for at least the last five years, educational history, and a statement that describes the candidate's qualifications to serve as a director;

     o A statement describing any relationship between the candidate and the nominating shareholder, and between the candidate and any employee, director, customer, supplier, vendor or competitor of Invacare; and

     o The candidate's signed consent to be a candidate and to serve as a director if nominated and elected, including being named in Invacare's proxy statement.

     Once the Nominating Committee has identified a prospective candidate, the Committee makes a determination whether to conduct a full evaluation of the candidate. This initial determination is based primarily on the Board's need to fill a vacancy or desire to expand the size of the Board, the likelihood that the candidate can meet the Nominating Committee's evaluation criteria set forth below, as well as compliance with all other legal and regulatory requirements. The Nominating Committee will rely on public information about a candidate, personal knowledge of any committee or Board member or member of management regarding the candidate, as well as any information submitted to the Committee by the person recommending a candidate for consideration. The Nominating Committee, after consultation with the Chairman of the Board, will decide whether additional consideration of the candidate is warranted.

     If additional consideration is warranted, the Nominating Committee may request the candidate to complete a questionnaire that seeks additional information about the candidate's independence, qualifications, experience and other information that may assist the Committee in evaluating the candidate. The Committee may interview the candidate in person or by telephone and also may ask the candidate to meet with senior management. The Committee then evaluates the candidate against the standards and qualifications set out in the Nominating Committee's charter. Additionally, the Nominating Committee shall consider other relevant factors as it deems appropriate (including independence issues and familial or related party relationships).

     Before nominating an existing director for re-election at an annual meeting, the Committee will consider:

     o    The director's value to the Board; and

     o Whether the director's re-election would be consistent with Invacare's governance guidelines.

     After completing the Nominating Committee's evaluation of new candidates or existing directors whose term is expiring, if the Committee believes the candidate would be a valuable addition to the Board or the existing director is a valued member of the Board, then the Nominating Committee will make a recommendation to the full Board that such candidate or existing director should be nominated by the Board. The Board will be responsible for making the final determination regarding prospective nominees after considering the recommendation of the Committee. These procedures were adhered to with respect to nominees for election at this meeting, who were unanimously recommended by the Nominating Committee and the entire Board of Directors.

How can shareholders communicate with the Board?

     Shareholders may communicate their concerns directly to the entire Board or specifically to non-management directors of the Board. Such communications may be confidential or anonymous, if so designated, and may be submitted in writing to the following address: Shareholder Communication, c/o Executive Offices, Invacare Corporation, One Invacare Way, Elyria, Ohio 44036. The status of all outstanding concerns addressed to the entire Board or only to non-management directors will be reported to the Chairman of the Board or to the chair of the Audit Committee, respectively, on a quarterly basis.

How are directors compensated?

     Non-employee directors were paid a $30,000 annual retainer in 2005, which was increased to $35,000 for 2006, $2,000 per Board meeting attended and $1,500 per committee meeting attended, or $2,000 per committee meeting for the committee chairperson. If a committee meets via teleconference, they receive half of the normal committee attendance fee. The Chairman of the Audit Committee receives an additional retainer of $5,000 per year. In addition, all non-employee directors received annual stock option grants to acquire up to 2,000 shares vesting over a four-year term, which was increased to 4,000 shares for 2006 and thereafter.

     Directors are eligible to defer compensation payable by Invacare for their services as a director under the Invacare Corporation 2003 Performance Plan. Mr. Boland deferred $51,000, Mr. Delaney deferred $4,100, Mr. Evans deferred $22,500, Dr. Harris deferred $32,800, Mr. Kasich deferred $43,000 and Mr. Moore deferred $24,250 of their 2005 compensation and, as a result, each was issued stock options at a 25% discount based on the 2003 Plan.

Certain Relationships and Related Transactions

     During 2005, Invacare purchased travel services from a third party private aircraft charter company. One of the aircraft available for use by the charter company is owned by an entity owned by Mr. Mixon and Mr. Richey. Invacare paid approximately $869,000 to the charter company in 2005 for use of the aircraft owned by Mr. Mixon and Mr. Richey. Invacare believes that the transactions were on terms no less favorable than those Invacare would expect to obtain from unrelated parties.

     Since early 1995, Invacare has made investments in and loans to NeuroControl Corporation ("NeuroControl"), a North Ridgeville, Ohio-based privately-held company that develops and markets electromedical stimulation systems for stroke patients. During 2005, Invacare loaned NeuroControl $965,000 to help support its efforts to obtain FDA approval to market its stimulation systems in the United States. As of December 31, 2005, Invacare's net investment in, and advances to, NeuroControl were approximately $3 million after write-offs of approximately $21 million in prior periods. A substantial portion of Invacare's investment and advances was made pursuant to a secured credit facility. Mr. Richey is the Chairman of the Board and Chief Executive Officer of NeuroControl and Mr. Blouch serves as a Director of NeuroControl. Each of Dr. Bernadine Healy and Messrs. Evans, Moore, Weber (through his spouse), Mixon and Richey own minority equity interests in NeuroControl Corporation, having invested the following amounts in NeuroControl in 1997 or earlier: $50,000, $50,000, $100,000, $100,000, $245,000 and $7,513, respectively. In addition, (i)
a private investment fund, the general partner of which is owned and controlled by Messrs. Mixon and Weber, has invested $350,000 in NeuroControl, (ii) a different private investment fund, in which Mr. Mixon is one of the three managing members of the general partner, has invested an aggregate of $750,000 in NeuroControl, and (iii) The Cleveland Clinic, Dr. Martin Harris' employer, has invested an aggregate of $750,001 in NeuroControl. Collectively, the aforementioned Invacare directors and other related parties own an aggregate of approximately 9.7% of the fully-diluted equity ownership of NeuroControl and Invacare owns an additional 30.1% of NeuroControl's equity. Invacare formed a committee in 2004, comprised of three disinterested directors, to evaluate the appropriateness and/or terms of any additional future advances or other investments in NeuroControl. The committee assessed the status of NeuroControl's research and authorized an additional investment by the Company during 2005 in an amount of up to $1 million and authorized an additional $1.1 million for 2006. For financial reporting purposes, Invacare started to consolidate its investment in NeuroControl for periods beginning with the quarter ended March 31, 2005.

                       AUDIT COMMITTEE AND RELATED MATTERS

     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

Report of the Audit Committee

     The Audit Committee assists the Board of Directors in its oversight and monitoring of:

     o    the integrity of the Company's financial statements;

     o the independence, performance and qualifications of the Company's internal and independent auditors; and

     o    the Company's compliance with legal and regulatory requirements.

     The Audit Committee's activities are governed by a written charter adopted by the Board of Directors which is available on the Company's website (www.invacare.com) by clicking on the link for Investor Relations.

     Each member of the Audit Committee satisfies the independence requirements set forth in the New York Stock Exchange listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

     Management has the primary responsibility for the Company's financial statements and the reporting process, including the system of internal and disclosure controls. Ernst & Young LLP, the Company's independent registered public accounting firm for 2005, audited the annual financial statements prepared by management and expressed an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. Ernst & Young LLP also audited management's assessment of the Company's internal control over financial reporting as of December 31, 2005, and expressed an opinion with respect to the Company's internal control over financial reporting as of December 31, 2005.

     In December 2002, management established an internal audit function for the Company. The Company engaged PricewaterhouseCoopers LLP to conduct internal audit services and report its analyses, findings and recommendations directly to the Audit Committee. During 2005, the Audit Committee met with PricewaterhouseCoopers LLP and Ernst & Young LLP, with and without management present, to discuss their examinations, their continuing evaluation of the Company's internal and disclosure controls and the overall quality of the Company's internal procedures and controls over financial reporting.

     As part of its oversight responsibilities described above, the Audit Committee met and held discussions with management, with Ernst & Young LLP and with PricewaterhouseCoopers LLP relative to the Company's financial reporting. Management represented to the Audit Committee that the Company's financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the audited financial statements with management and Ernst & Young LLP, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Ernst & Young LLP such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90, (Communication with Audit Committees).

     In addition, Ernst & Young LLP provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), and by all relevant professional and regulatory standards, related to the auditors' independence. The Audit Committee discussed with Ernst & Young LLP their independence from the

Company and its management and considered the compatibility of non-audit services with the auditors' independence.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

     The Audit Committee has appointed Ernst & Young LLP as the Company's independent auditors for its 2006 fiscal year and the Company is seeking ratification for such appointment at the 2006 Annual Meeting of Shareholders.


                                 AUDIT COMMITTEE

                           William M. Weber, Chairman
                                 James C. Boland
                                Dan T. Moore, III

Independent Auditors

     The Audit Committee and the Board of Directors have selected Ernst & Young LLP to continue as our independent auditors and to audit the financial statements of Invacare for the fiscal year ending December 31, 2006. The Audit Committee is asking you to ratify this appointment.

     Fees for services rendered by Ernst & Young LLP were:

                                                    2005              2004
                                                    ----              ----
      Audit Fees                              $4,166,000         $3,588,000
      Audit-Related Fees                          44,000            494,000
      Tax Fees
        Tax Compliance Services                  611,000          1,138,000
        Tax Advisory Services                    753,000          2,989,000
                                               ---------          ---------
                                               1,364,000          4,127,000
      All Other Fees                                   -                  -
                                               ---------          ---------
      Total                                   $5,574,000         $8,209,000
                                               =========          =========

     Audit Fees. Fees for audit services include fees associated with the audit of our annual financial statements and review of our quarterly financial statements, including statutory audits required domestically and internationally, and the auditors' attestation report on internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act. Audit fees also include fees associated with providing consents and review of documents filed with the SEC, other services in connection with statutory and regulatory filings or engagements, as well as accounting consultations billed as audit consultations and other accounting and financial reporting consultation and research work necessary to comply with generally accepted auditing standards.

     Audit-Related Fees. Audit-related services principally include accounting consultations, audits in connection with proposed or completed acquisitions and advisory assistance with implementation of internal control reporting requirements as required under Section 404 of the Sarbanes-Oxley Act.

     Tax Fees. Fees for tax services include tax compliance, tax advice and tax planning.

Pre-Approval Policies and Procedures

     The Audit Committee has adopted a policy that requires advance approval for all audit, audit-related, tax services, and other services performed by our independent auditors. The policy provides for pre-approval by the Audit
Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the

Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chairperson of the Audit Committee authority to approve certain permitted services, provided that the Chairperson reports any such decisions to the Audit Committee at its next scheduled meeting.


                             EXECUTIVE COMPENSATION

     The following Report on Executive Compensation and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report or the performance graph by reference therein.

Report of the Compensation, Management Development and Corporate Governance Committee on Executive Compensation

     The Compensation, Management Development and Corporate Governance Committee of the Board of Directors is responsible for the approval and administration of the Company's existing and proposed executive compensation plans. The Committee makes determinations regarding the contents of these plans, authorizes the awards to be made pursuant to such plans and operates under a written charter adopted by the Board of Directors.

     Each of the current members of the Committee meets the definitions of (i) "independent" within the meaning of the New York Stock Exchange listing standards and the Company's Corporate Governance Guidelines, (ii) a "non-employee director" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and (iii) an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

     Compensation Philosophy. The Committee has determined that the Company, as a performance-driven business, should reward outstanding financial results with appropriate compensation. The Committee's strategy for carrying out this philosophy is to attempt to link executive compensation with the Company's financial performance. The Committee includes stock ownership as a key component of executive compensation, as it believes that equity-based compensation aligns the long-term interests of employees with those of shareholders. The Committee also recognizes the importance of maintaining compensation at competitive levels in order to attract and retain talented executives.

     The Committee engages an independent consulting firm to provide recommendations on various facets of the Company's executive compensation program and to assist in analyzing whether it is competitive. In order to gauge the competitiveness of the Company's executive compensation levels, the Committee receives market data from the independent consulting firm regarding executive compensation paid by other companies having similar annual revenues, as well as larger employers with which the Company must compete for talent. The Committee relies on its independent consultant to identify a representative group of potentially competitive employers. The Committee and its independent consultant believe that the Company's most direct competitors for executive talent are not necessarily the companies that would be included in the peer group established to compare shareholder returns. Accordingly, in identifying the group of surveyed employers, the independent consultant assembles market data on companies having projected revenues similar to that of the Company, with particular emphasis on durable goods manufacturers, and on larger employers which may be significant competitors for executive talent. The assembled data is then reviewed by management and the independent consulting firm and, with respect to each of the top executive officer positions, adjusted for the scope of responsibilities of the position within the Company as compared to the equivalent responsibilities of positions within the companies included in the survey data. The Committee then compares the Company's compensation practices with those of the other companies included in the survey data and takes the results into consideration when establishing compensation guidelines for executives.

     The Company's executive compensation program consists of three components: base salary, an annual cash bonus and stock-based equity incentive awards. In general, base salaries are established at or near market median levels for comparable positions but an opportunity for significantly higher compensation is provided through annual cash bonuses. These opportunities are dependent upon material, year-to-year improvement in earnings per share. In addition, long-term compensation is awarded in the form of stock options, restricted stock grants or in other forms deemed appropriate by the Committee in order to provide key executives with competitive financial benefits, to the extent that shareholder value is enhanced.

     Annual Base Salary. Generally, the Committee seeks to establish an annual base salary range for each executive that falls at or near the 50th percentile of ranges established by surveyed employers for executives having similar responsibilities (as described above). In establishing appropriate salary levels for each executive other than the CEO, the Committee considers annual survey information from its independent consultant and also reviews annual recommendations from the CEO. The Committee also takes into account whether each executive met key objectives, and considers each executive's potential future contributions to the Company. The Committee also determines whether each executive's base salary provides an appropriate reward for the executive's role in the Company's performance and incentive for the executive to contribute to sustaining and enhancing the Company's long-term superior performance. Important financial performance objectives that are considered by the Committee in establishing base salary levels (some of which may not be applicable to all executives) include net sales, income from operations, cost controls, earnings before income tax, earnings per share, return on assets and return on net assets employed. Operating objectives vary for each executive and typically change from year-to-year. Financial and operating objectives are considered subjectively in the aggregate by the Committee and are not specifically weighted in assessing performance. Increases in 2005 base salaries were based on the subjective judgment of the Committee, taking into account the CEO's input regarding each executive's achievement of applicable 2004 operating and financial objectives and the targeted salary ranges based on market salary information received from the independent consultant. Resulting base salaries for the Company's seven executive officers, including the CEO, averaged 117% of the targeted 50th percentile range.

     In  determining  the CEO's base salary for 2005,  the  Committee  took into account the survey results regarding the 50th percentile salary of chief executive officers at comparable employers, as well as certain of the financial performance objectives described above. The Committee noted that, under the CEO's leadership, key manufacturing consolidation continued in the United States, Europe, and Australia. For instance, in order to compete with cheap foreign imports, the Company continued to accelerate various initiatives (including internal manufacturing capabilities) to source certain products in China. As a result, the Company continues to extend current product lines, complement existing businesses, utilize and enhance its distribution strength, streamline operations and expand its geographic presence. Additionally, the CEO remained strongly committed to reenergizing the Company's research and development activities. As a direct benefit of the CEO's focus and commitment on these activities, the Company successfully introduced a number of new and/or improved products into the marketplace. The CEO continued his role as the leading industry spokesperson on behalf of the home medical equipment industry, putting the Company in a position to help shape public policy instead of being forced to react to policy changes and generating significant good will among the Company's dealers. Further progress also was made in meeting the Company's long-term strategic objectives as set by management and reviewed by the Board of Directors each year. It is the Committee's opinion that meeting these objectives is critical to the ongoing success of the Company and that the Company has benefited from the progress toward meeting these objectives achieved under the CEO's leadership. The Committee also believes that the CEO continued to keep the Company's strategic direction in line with the ever-changing marketplace in which the Company operates. This includes his leadership role in identifying strategic initiatives on an annual basis that need to be accelerated to keep the Company competitive and recognizing the costs and benefits associated with these initiatives. The Committee noted the CEO's continuing commitment to geographic expansion and focus on growing the respiratory business. Additionally, the CEO has continued to take a proactive role in addressing corporate governance issues presented by the Sarbanes-Oxley Act of 2002 and the New York Stock Exchange listing standards. These accomplishments and consideration of potential future contributions resulted in the CEO's base salary at 129% of the targeted 50th percentile salary.

     Annual  Cash  Bonus.   Consistent   with  its  philosophy   that  executive
compensation should be linked with the Company's financial performance, the Committee has determined that it should seek to give each executive an opportunity to earn an annual cash bonus that would result in annual total cash compensation (salary plus bonus) to the executive that falls at or near the 75th market percentile of surveyed employers when the Company meets commensurately challenging financial goals, as previously outlined if targeted earnings per share objectives are achieved.

     Based on competitive annual bonus opportunities provided by its independent consultant, the Committee annually determines the appropriate bonus targets for each executive officer (as a percentage of his or her salary) so that annual total cash compensation for such executive officer will reach or slightly exceed the 75th market percentile, but with the potential to receive additional bonus amounts if such objectives are exceeded (subject to a $5,000,000 limit). During this process, the Committee also may determine that an executive's performance (taking into account the same factors discussed above with respect to base salary) and level of responsibilities warrant a change in the bonus target percentage from the market practices.

     Each year, the Committee considers a recommendation from the CEO regarding the appropriate target for that year's earnings per share at which target bonuses will be earned. Targeted earnings per share before unusual items is generally set at a level which the Committee believes is challenging but achievable, and when achieved, the executives are deserving of compensation at the 75th market percentile. Under normal conditions, no bonuses are payable if earnings per share before unusual or non-recurring charges does not improve over the prior year and bonuses increase on a linear basis if earnings per share exceeds the minimum level up to the targeted level or higher. Earnings per share for 2005 were below the previous year's results and, as a result, no cash bonuses were paid for 2005.

     The CEO's annual cash bonus was targeted to result in total cash compensation to the CEO that would fall at or near the 75th percentile of total cash compensation paid to chief executive officers by surveyed employers if the Company's earnings per share objective set by the Committee was achieved. In determining the level of total cash compensation to be targeted for the CEO in 2005, the Committee took into account the same factors and events described above under "Annual Base Salary." Earnings per share for 2005 were below the previous year's results and, as a result, no bonus was paid to the CEO for 2005.

     Long-Term Compensation Program. The Company's long-term compensation program is based on the award of stock options and selective restricted stock awards, as well as other forms of stock and performance-based incentives as may be deemed appropriate by the Committee from time to time. Total long-term compensation is targeted at approximately the median for long-term compensation by surveyed employers, but with unlimited potential based on the performance of Invacare's stock. Stock options generally are issued as non-qualified options under the Invacare Corporation 2003 Performance Plan, are granted at market prices, vest in accordance with a schedule established by the Committee (generally over four years) and expire after ten years.

     Each year, the Committee determines the appropriate percentage of each executive's salary which should be targeted as long-term compensation. The targeted percentage of salary and the stock compensation proposed for each executive officer also may be affected by the factors previously described in establishing base salaries. The stock compensation granted to each executive officer is determined based upon the previously agreed upon target level for long-term compensation and upon the projected value of the stock compensation as reflected by a valuation formula recommended by the independent consultant. The stock compensation granted to each executive other than the CEO in 2005 was based on the subjective judgment of the Committee, taking into account the CEO's comments regarding the executive's achievement of the applicable 2004 objectives (as described above under "Annual Base Salary") and the targeted range for long-term compensation. No particular weight was assigned to any one objective. Outstanding stock compensation held by an executive officer is generally not considered when the Committee determines the new stock compensation to be granted. Utilizing the valuation formula recommended by the Company's independent consultant, the stock compensation granted to the Company's executives (including the CEO) resulted in a value of long-term compensation at or near the targeted range for each executive.

     The Committee awarded stock compensation to the CEO in 2005 based upon the foregoing targets and formula and taking into account the same factors and events utilized in establishing the CEO's base salary for the year.

     The Company made stock compensation grants (either in the form of stock options or restricted stock) in March and August of 2005 with respect to long-term compensation payable with respect to 2005.

     Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally provides that certain compensation in excess of $1 million per year paid to a public company's chief executive officer and any of its four other highest paid executive officers is not deductible to the company unless the compensation qualifies for an exception. Section 162(m) provides an exception to the deductibility limit for performance-based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goal, are satisfied. The Company's equity incentive plans have been submitted to and approved by the Company's shareholders. The Committee therefore believes that (i) cash bonuses paid to key executives in accordance with the 2005 Incentive Bonus Plan, and (ii) grants of stock options to key executives under the Company's equity incentive plans pursuant to the Company's long-term compensation programs qualify for full deductibility under
Section 162(m). However, restricted stock grants and certain cash bonus awards paid to key executive officers may not qualify for the exception for performance-based compensation. To the extent practicable in view of its compensation philosophy, the Company seeks to structure its executive compensation to satisfy the requirements for the performance-based compensation exception under Section 162(m). Nevertheless, based upon the Company's current compensation structure, the Committee believes that it is in the best interests of the Company and its shareholders for the Committee to retain flexibility in awarding incentive compensation in the form of restricted stock grants and cash bonus awards that may not qualify for the exception for performance-based compensation. The Committee will continue to review and evaluate, as necessary, the impact of Section 162(m) on the Company and intends to make a determination with respect to this issue on an annual basis.

     Conclusion. The Committee has reviewed the CEO and key executives' compensation, including salary, bonus and long-term incentive compensation as described above and finds the CEO and key executives' total compensation in the aggregate to be reasonable and not excessive. The Committee believes that the relative difference between CEO compensation and the compensation of the Company's other executives is consistent with such differences found in the group of employers surveyed with the assistance of the Committee's independent consultant.

                    COMPENSATION, MANAGEMENT DEVELOPMENT AND
                         CORPORATE GOVERNANCE COMMITTEE

                            James C. Boland, Chairman
                                  Whitney Evans
                                William M. Weber

Summary Compensation Table

     The table below shows the annual and long-term compensation for services in all capacities to Invacare of the Chief Executive Officer and the four other most highly compensated executive officers of Invacare.

                                                                                      Long-Term
                                                  Annual Compensation                Compensation
                                           ---------------------------------- ----------------------------
                                                                   Other                     Restricted       All Other
                                                                   Annual       Securities      Stock          Compen-
            Name and                        Salary     Bonus      Compen-       Underlying    Awards ($)      sation ($)
       Principal Position           Year      ($)       ($)      sation ($)     Options (#)      (2)             (3)
 -------------------------------- -------- --------- ---------- ------------- ------------- --------------- ------------
 A. Malachi Mixon, III              2005  1,055,250      -        28,561          120,800      517,354          119,351
      Chairman and Chief            2004  1,005,000      -        44,729          142,000      466,854          346,323
      Executive Officer             2003    948,000   948,000     16,078          137,900      455,907          635,102

 Gerald B. Blouch                   2005    655,000      -        46,507           45,400      320,210           47,417
      President and                 2004    622,000      -        13,117           56,300      289,085           81,199
      Chief Operating Officer       2003    585,833   557,650     11,244           58,700      282,213           45,187

 Joseph B. Richey, II               2005    403,000      -        46,294           22,400         -              26,018
      President-Invacare            2004    384,000      -        17,045           25,900         -              45,189
      Technologies and Senior       2003    369,000   276,750     14,273           15,400         -              26,368
      Vice President-Electronic
      & Design Engineering

 Louis F.J. Slangen                 2005    367,000      -        14,918           22,400         -              28,443
      Senior Vice President -       2004    347,256      -        20,928           25,900         -              40,303
      Sales and Marketing           2003    327,000   245,700     31,910           21,500         -              24,720

 Gregory C. Thompson,               2005    382,000      -        15,040           22,400      178,637           25,168
     Chief Financial Officer        2004    347,000      -        13,258           25,900      155,115           31,525
                                    2003    315,000   236,250     57,529 (1)       28,800      159,038           69,012

(1)  Amount includes $47,387 in moving expenses.

(2) As described under "Compensation, Management Development and Corporate Governance Committee Report on Executive Compensation," Invacare granted 21,304 restricted stock awards on March 2, 2005 that related to special long-term compensation. The awards of 10,846 shares to Mr. Mixon, 6,713 shares to Mr. Blouch and 3,745 shares to Mr. Thompson vest 25% annually, beginning May 1, 2006, and dividends accrue based on the total shares awarded as of the date granted. The value of the restricted awards is equal to the amounts disclosed above and is based on the stock price on the date of grant. At the end of last year, restricted stock awards held were:
     29,244 for Mr. Mixon, 18,103 for Mr. Blouch and 10,074 for Mr. Thompson.

(3) Includes: (a) Invacare contributions in the amount of $12,600 for Mr. Mixon, Mr. Blouch, Mr. Richey, Mr. Slangen and Mr. Thompson under the Invacare Retirement Savings Plan, a defined contribution plan; (b) Invacare contributions of: $50,213 for Mr. Mixon, $26,370 for Mr. Blouch, $11,390 for Mr. Richey, $9,223 for Mr. Slangen and $9,970 for Mr. Thompson, under Invacare's Deferred Compensation Plus Plan; (c) payments by Invacare, related to premiums under Invacare's Executive Disability Income Plan, in the amounts of $8,447 for Mr. Blouch, $2,028 for Mr. Richey, $6,620 for Mr. Slangen and $2,598 for Mr. Thompson (Mr. Mixon does not participate in Invacare's Executive Disability Income Plan); (d) payment by Invacare for the premium of a disability insurance policy for Mr. Mixon amounting to $1,933; (e) vested portion of Invacare's one-time contribution into the 401(k) Plus Plan for Mr. Mixon for his non-participation in the Executive Life Insurance Plan since its inception equal to $54,605.

     Effective January 1, 2005, a new Invacare Death Benefit Only Plan ("the Plan") was implemented. Upon death of a participant, the plan is designed to provide the participant's named beneficiary a benefit in accordance with the requirements of the Plan and applicable law. Participants do not incur any cost or imputed income for this benefit. Mr. Blouch, Mr. Richey, Mr. Slangen and Mr. Thompson and other members of Invacare management participate in this new plan while Mr. Mixon does not.

Equity Compensation Plan Information

     The following table provides information as of December 31, 2005 about our common shares that may be issued upon the exercise of options, warrants and rights granted under all of our existing equity compensation plans, including the Invacare Corporation 2003 Performance Plan, the Invacare Corporation 1994 Performance Plan and the Invacare Corporation 1992 Non-Employee Directors Stock Option Plan.

                                                                                         Number of securities
                                       Number of securities      Weighted-average      remaining available for
                                         to be issued upon      exercise price of       future issuance under
                                            exercise of            outstanding        equity compensation plans
                                       outstanding options,     options, warrants       (excluding securities
 Plan Category                          warrants and rights         and rights         reflected in column(a))
 -------------                          -------------------         ----------         -----------------------
                                                (a)                    (b)                       (c)
 Equity compensation plans approved
   by security holders                       4,776,162                $31.57                 454,142 (1)

 Equity compensation plans not
   approved by security holders                 13,163 (2)                 -                       -
                                             ---------                ------                 -------
 Total                                       4,789,325                $31.57                 454,142

(1) Represents shares available under the Invacare Corporation 2003 Performance Plan. The Invacare Corporation 2003 Performance Plan allows for the granting of no more than 300,000 shares at an exercise price of zero and no more than 200,000 shares at an exercise price of not less than 75% of the market value on the date the option is granted. All other option grants must be made at not less than the market value on the date the option is granted.

(2) Represents phantom share units in the Invacare Corporation 401(k) Plus Benefit Equalization Plan ("401(k) Plus Plan") and the Invacare Corporation Deferred Compensation Plus Plan.

     The 401(k) Plus Plan was created in March 1994 as a non-qualified contributory savings plan for highly compensated associates. The program was offered to allow participants to defer compensation above the amount allowed in the Invacare Retirement Savings Plan, our qualified retirement plan, and provides the ability for additional pre-tax savings opportunities.

     In addition to individual deferrals, Invacare provides a matching contribution and a quarterly contribution. The 401(k) Plus Plan worked in tandem with the Invacare Retirement Savings Plan, in that funds were allowed to be transferred to the qualified plan on an annual basis, as determined by IRS limitations. Participants may allocate contributions among an array of funds representing a full range of risk/return profiles, including Invacare common shares reflected in phantom share units.

     The earnings in the deferral accounts are based on the net earnings of the underlying fund. Thus, participant accounts are credited with hypothetical appreciation, depreciation and dividends. Participants do not have any direct interest or ownership of the funds. Participant's contributions are always 100% vested in the plan and employer contributions vest according to a 5 year graduated scale. All distributions from the plan are in the form of cash.

     In order to address the requirements of the American Jobs Creation Act of 2004, IRC Section 409A, effective January 1, 2005, we froze the 401(k) Plus Plan and prohibited further deferrals and contributions to the 401(k) Plus Plan for compensation earned after December 31, 2004. All of the earned and vested benefits of the participants in the 401(k) Plus Plan as of December 31, 2004 will be preserved under the existing plan provisions. The nonvested benefits of participants in the 401(k) Plus Plan as of December 31, 2004 were segregated in order to comply with new regulations.

     In conjunction with the foregoing, a new Invacare Corporation Deferred Compensation Plus Plan (the "Deferred Compensation Plus Plan") was established, effective January 1, 2005. The Deferred Compensation Plus Plan allows certain participants to defer all or any portion of their annual cash bonus compensation and up to 50% of their salary earned on or after January 1, 2005 to the plan.

Invacare provides a matching contribution on amounts deferred, as well as a quarterly contribution for the benefit of eligible participants. The Deferred Compensation Plus Plan works in tandem with the Invacare Retirement Savings Plan, in that funds may be transferred to the qualified plan on an annual basis, as determined by IRS limitations. Employee deferrals and contributions by Invacare for the benefit of each employee are credited with earnings, gains or losses based on the performance of investment funds selected by the employee. These funds generally are the same funds offered for investment under the Invacare Retirement Savings Plan. Distributions under the Deferred Compensation Plus Plan may be made only upon termination of the employee's employment, death, disability or hardship, at certain times specified by the employee at the time of deferral in accordance with the terms of the plan, or, if permitted by applicable law, upon a change in control of Invacare. Elections to participate in the Deferred Compensation Plus Plan must be made by the employee in accordance with the requirements of the plan and applicable law.

Option Grants In Last Fiscal Year

     The following table shows, for the Chief Executive Officer and the four other most highly compensated executive officers, the stock options granted in 2005, which were granted under the Invacare Corporation 2003 Performance Plan.

                                Individual Grants
--------------------------------------------------------------------------------
                               Number      % of Total                                    Potential Realizable Value
                                 of          Options      Exercise                         at Assumed Annual Rates
                             Securities    Granted to      Price                         of Share Price Appreciation
                             Underlying     Employees       (2)                              for Option Term (3)
                              Options       in Fiscal      ($ per     Expiration  -----------------------------------
          Name             Granted (1)(#)      Year        Share)        Date              5% ($)              10% ($)
-------------------------- -------------- ------------- ----------- ------------- -----------------------------------
A. Malachi Mixon, III          120,800         21.0%       41.87        9/8/15          3,181,000           8,061,000
Gerald B. Blouch                45,400          7.9%       41.87        9/8/15          1,195,000           3,030,000
Joseph B. Richey, II            22,400          3.9%       41.87        9/8/15            590,000           1,495,000
Louis F.J. Slangen              22,400          3.9%       41.87        9/8/15            590,000           1,495,000
Gregory C. Thompson             22,400          3.9%       41.87        9/8/15            590,000           1,495,000
All Shareholders (4)               N/A           N/A         N/A           N/A        828,800,000       2,129,200,000

(1) Options granted with vesting over four years at a rate of 25% per year, commencing in 2006. However, due to the acceleration by the Board of Directors in December of 2005 of all options underwater on December 21, 2005 (below fair market value of $30.75), the options are 100% exercisable.

(2) The exercise price is equal to the fair market value of Invacare's common shares as of the date of grant.

(3) Potential Realizable Value is based on assumed annual growth rates for the 10-year term of the option. The assumed rates of 5% and 10% are set by the SEC and are not intended to be a forecast of Invacare's common share price and are not necessarily indicative of the actual values, which may be realized by the above executive officers or shareholders. Actual gains, if any, on stock options exercised are dependent on the actual performance of the stock.

(4) The potential gain realizable by all shareholders (based on 30,605,655 common shares and 1,111,965 Class B common shares outstanding at the exercise price of $41.87 per share as of the grant date of September 8,
     2005) at 5% and 10% assumed annual growth rates over a term of 10 years is provided as a comparison to the potential gain realizable by each of the above executive officers at the same assumed annual rates of appreciation in share value over the same 10-year term. The value of a common share would appreciate to approximately $68.00 per share at an assumed 5% annual growth rate and would appreciate to approximately $109.00 at an assumed 10% annual growth rate.

     Each of the options  issued  includes a provision  which  provides that the option shall become immediately exercisable, unless stated otherwise in the option agreements, upon the commencement of a tender offer for Invacare's common shares or the establishment of a record date for determining shareholders entitled to vote upon a dissolution, liquidation or certain mergers or consolidations of Invacare. Upon the occurrence of the merger or consolidation, the option may be adjusted or amended as the Compensation, Management Development and Corporate Governance Committee of the Board of Directors deems appropriate and equitable. Under the terms of Invacare's stock option plans, the Committee also may grant reload options under any circumstances as it deems appropriate.

Option Exercises And Year-End Value Table

     The table below shows information with respect to options exercised by, and the value of unexercised options under Invacare's stock option plans for the Chief Executive Officer and the four other most highly compensated executive officers.

      Aggregated Option Exercises in 2005 and Option Value at Year-End 2005

                                                                Number of Securities          Value of Unexercised
                                 Number of                     Underlying Unexercised         In-the-Money Options
                                  Shares          Value        Options at 12/31/05 (#)         at 12/31/05 (2)($)
                                Acquired on      Realized     --------------------------   --------------------------
                 Name           Exercise (#)      (1) ($)     Exercisable  Unexercisable   Exercisable  Unexercisable
    -------------------------- --------------- ------------   --------------------------   --------------------------
    A. Malachi Mixon, III          73,400       2,179,246      1,682,650        -           8,647,708         -
    Gerald B. Blouch                 -              -            734,300        -           3,826,592         -
    Joseph B. Richey, II           23,400         706,914        247,800        -           1,194,193         -
    Louis F.J. Slangen               -              -            173,000        -             450,049         -
    Gregory C. Thompson              -              -            159,100        -                   -         -

     (1) Represents the difference between the option exercise price and the closing price of the common shares on the NYSE on the date of exercise.

     (2) The "Value of Unexercised In-the-Money Options at 12/31/05" is equal to the difference between the option exercise price and the closing price of $31.49 of a common share on the NYSE on December 31, 2005.

Pension Plans

     We have established a Supplemental Executive Retirement Plan (SERP) for certain executive officers to supplement other savings plans offered by Invacare to provide a specific level of replacement compensation for retirement. The normal benefit is a single-life annuity in an amount equal to a percentage of final earnings. The maximum benefit is 50% of salary and bonus at 15 years of service. This normal benefit is reduced by the annuitized value of Invacare contributions to the qualified Invacare Retirement Savings Plan, Deferred Compensation Plus Plan and past Invacare contributions to the 401(k) Plus Plan, and one-half of the annual Social Security benefit plus other offsets. The Company is finalizing a new SERP which is intended to work in tandem with the original SERP to provide the same level and type of retirement benefits in compliance with new IRC Section 409A regulations.

     This plan is a nonqualified plan and thus, the benefits accrued under this plan are subject to the claims of our general creditors if Invacare were to file for bankruptcy. The benefits will be paid (1) from an irrevocable grantor trust funded from our general funds or (2) directly from our general funds.

     The following table reflects the estimated annual single-life annuity payment, without reductions for applicable offsets, payable to a participant retiring in 2005 at age 65.

                                  Pension Table

                                                   Years of Service (2)(3)
                                            ----------------------------------
                   Remuneration (1)            5           10            15
                   ----------------         -------      -------       -------
                       $200,000             $33,333      $66,667      $100,000
                        300,000              50,000      100,000       150,000
                        400,000              66,667      133,333       200,000
                        500,000              83,333      166,667       250,000
                        600,000             100,000      200,000       300,000
                        700,000             116,667      233,333       350,000
                        800,000             133,333      266,667       400,000
                        900,000             150,000      300,000       450,000
                      1,000,000             166,667      333,333       500,000
                      1,100,000             183,333      366,667       550,000
                      1,200,000             200,000      400,000       600,000

     (1) Remuneration for purposes of calculating pension benefit is based on final base salary and target bonus.

     (2) These pension benefits represent annual single-life annuity values. As of December 31, 2005, the current years of service credited are 25 for Mr. Mixon, 16 for Mr. Blouch, 21 for Mr. Richey, 18 for Mr. Slangen and 8 for Mr. Thompson.

     (3) Mr. Blouch and Mr. Slangen were granted maximum level (50%) of replacement compensation in recognition of valuable service to the Company.

     (4) Mr. Mixon's offset will be waived for successful management succession planning and to recognize past contributions to Invacare.

Employment, Severance and Change in Control Agreements

     Change of Control Severance Protection Agreements. To ensure continuity and the continued dedication of key executives during any period of uncertainty caused by the possible threat of a takeover, Invacare has entered into change of control severance protection agreements with key executives, including each of our five highest compensated officers. In the event there is a change of control of Invacare and a key executive remains employed with Invacare on the first anniversary of the change of control, the executive is entitled to receive a retention bonus payment equal to one year's salary. If the key executive is terminated without cause or resigns for good reason (as those terms are defined) at any time during the three year period following a change of control under the conditions set forth in the agreements, the executive will receive, in addition to accrued salary, bonus and vacation pay, the following:

     (1) a lump sum severance benefit equal to three times annual base salary plus the executive's target bonus less any retention bonus paid to the executive for being employed on the first anniversary after a change in control;

     (2) continued participation in Invacare's employee welfare benefit plans, certain perquisites and other benefit arrangements for a period of three years following termination or resignation;

     (3) acceleration of exercisability of all stock options and a period ending on the earlier of the expiration date of the option or two years after termination or resignation, to exercise; and

     (4) 401(k), Deferred Compensation Plus Plan, profit sharing and retirement benefits (including under the SERP) so that the total retirement benefits received will be equal to the retirement benefits which would have been received had the executive's employment with Invacare continued, assuming maximum compensation and contributions, during the three year period following termination; and an additional amount which will offset, on an after-tax basis, the effect of any excise tax which the executive is subject to under Section 4999 of the Internal Revenue Code relating to his receipt of "excess parachute payments."

     The salary and other benefits provided by the change of control severance protection agreements will be payable from Invacare's general funds. Invacare has agreed to reimburse the executives for any legal expense incurred in the enforcement of their rights under the change of control severance protection agreements.

     In October 2002, Invacare entered into a separate severance protection agreement with Mr. Blouch as an additional incentive to retain and motivate him as a key employee. The agreement provides that, upon Mr. Blouch's termination by Invacare other than for cause or by Mr. Blouch for good reason, he shall be entitled to the following amounts and benefits:

     (1) compensation equal to three times the amount of his then applicable annual base salary to be paid in three equal annual installments;

     (2) 75% of his target bonus for the year in which employment ends to be paid in three equal annual installments;

     (3) any then-outstanding stock option grant or award shall immediately vest in full as of the date of termination of employment, unless stated otherwise in the option agreement;

     (4) the exercise period of any unexercised stock option shall be extended until the earlier of two years after the date of termination of employment or expiration of the option, unless stated otherwise in the option agreement. In addition, Mr. Blouch may exercise any options by means of a cashless exercise program, so long as (a) the program is legally allowed, and (b) Invacare is not required to recognize additional compensation expense as a result of the exercise; and,

     (5) an additional amount which will offset, on an after-tax basis, the effect of any excise tax which Mr. Blouch is subject to under Section 4999 of the Internal Revenue Code relating to his receipt of "excess parachute payments."

     In September 2002, Invacare entered into an agreement with Mr. Thompson in connection with the commencement of his employment. The agreement provides that, upon Mr. Thompson's termination by Invacare other than for cause, he shall be entitled to continuation of his then applicable base salary for one year, to receive a pro rata portion of his target bonus for the year in which his employment ends based on the date of termination, and to continuation of health insurance benefits until the earlier of the end of the severance period or such time as he obtains employment that provides such coverage.

     Other Arrangements. Each of our five highest compensated executive officers are included in the Invacare Retirement Savings Plan. Invacare makes matching cash contributions up to 66.7% of employees' contributions up to a maximum of 3% of such employee's compensation, makes quarterly contributions based upon 4% of qualified wages and may make discretionary contributions to the domestic plans based on an annual resolution by the Board. As described previously, Invacare sponsors a non-qualified Deferred Compensation Plus Plan covering our executive officers, which provides for employee elective deferrals and company retirement deferrals so that the total retirement deferrals equal amounts that would have been contributed to Invacare's principal retirement plans if it were not for limitations imposed by income tax regulations. Furthermore, Invacare sponsors a non-qualified defined benefit Supplemental Executive Retirement Plan (SERP) for such executive officers. The SERP is a non-qualified plan that provides retirement income to supplement income available from Invacare's qualified plans and to supplement the Deferred Compensation Plus Plan, as further described above under "Pension Plans." The target retirement benefit under the SERP is 50% of final compensation, excluding certain enumerated offsets. The SERP also provides a change of control benefit that accelerates vesting and service ratios to allow maximum benefits to SERP participants, subject to certain offsets set forth in the SERP.

Compensation Committee Interlocks and Insider Participation

     The current members of the Compensation, Management Development and Corporate Governance Committee of the Board of Directors are James C. Boland, Whitney Evans and William M. Weber. There were no Compensation, Management
Development and Corporate Governance Committee interlocks or insider participation activities in 2005.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

         The following graph compares the yearly cumulative total return on Invacare's common shares against the yearly cumulative total return of the companies listed on the Standard & Poor's 500 Stock Index, the Russell 2000 Stock Index and the S&P Supercomposite Health Care Equipment & Supplies Index (S&P Healthcare Index*).

                [GRAPHIC OMITTED][GRAPHIC OMITTED]


                        2000    2001    2002    2003    2004    2005
                        ----    ----    ----    ----    ----    ----
Invacare                 100      98      98     121     129      93
S&P 500                  100      88      69      88      98     103
Russell 2000             100     101      77     125     144     152
S&P Healthcare Index     100      97      91     127     128     131

* The S&P Supercomposite Health Care Equipment & Supplies Index is a capitalization-weighted average index comprised of health care companies in the S&P 1500 Index. This index contains companies that are affected by many of the same health care trends as Invacare.

     The above graph assumes $100 invested on December 31, 2000 in the common shares of Invacare Corporation, S&P 500 Index, Russell 2000 Index and the S&P Supercomposite Health Care Equipment & Supplies Index, including reinvestment of dividends, through December 31, 2005.


                                  OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the annual meeting other than those stated in the Notice of Annual Meeting of Shareholders. However, if other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote based on their best judgment on any other matters unless instructed to do otherwise.

     Any shareholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by Invacare in connection with its annual meeting of shareholders to be held in 2007 must do so no later than December 8, 2006. To be eligible for inclusion in our 2007 proxy material, proposals must conform to the requirements of Regulation 14A under the Securities Exchange Act of 1934, as amended.

     Unless we receive a notice of a shareholder proposal to be brought before the 2007 annual meeting by February 21, 2007, then Invacare may vote all proxies in their discretion with respect to any shareholder proposal properly brought before such annual meeting.

     Upon the receipt of a written request from any shareholder, Invacare will mail, at no charge to the shareholder, a copy of Invacare's 2005 Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Securities and Exchange Commission, for Invacare's most recent fiscal year. Written requests for any Reports should be directed to:

                           Shareholder Relations Department
                           Invacare Corporation
                           One Invacare Way, P.O. Box 4028
                           Elyria, Ohio 44036-2125

     You are urged to sign and return your proxy promptly in the enclosed return envelope to make certain your shares will be voted at the annual meeting.


                                            By Order of the Board of Directors,



                                            Dale C. LaPorte
                                            Secretary

                                                                      Appendix A


                       [GRAPHIC OMITTED][GRAPHIC OMITTED]


                              INVACARE CORPORATION
                          AMENDED 2003 PERFORMANCE PLAN

1.   Purpose

     The Invacare Corporation 2003 Performance Plan (the "Plan"), is designed to foster the long-term growth and performance of the Company by: (a) enhancing the Company's ability to attract and retain highly qualified employees, (b) motivating employees to serve and promote the long-term interests of the Company and its shareholders through stock ownership and performance-based incentives, and (c) strengthening the Company's ability to attract, retain and incentivize highly qualified non-employee Directors and aligning the interests of such Directors with the interests of shareholders through stock ownership. To achieve this purpose, the Plan provides authority for the grant of Stock Options, Restricted Stock, Stock Equivalent Units, Stock Appreciation Rights, and other stock and performance-based incentives.

2.   Definitions

     (a) "Affiliate" -- means "Affiliate" within the meaning given such term in Rule 12b-2 under the Exchange Act.

     (b) "Award" -- means the grant of Stock Options,  Restricted  Stock,  Stock
Equivalent   Units,   Stock   Appreciation   Rights,   and   other   stock   and
performance-based incentives under this Plan, or any combination thereof.

     (c) "Award Agreement" -- means any agreement between the Company and a Participant that sets forth terms, conditions, and restrictions applicable to an Award.

     (d) "Board of Directors" -- means the Board of Directors of the Company.

     (e) "Change in Control" -- means, at any time after the date of the adoption of this Plan, the occurrence of any one or more of the following:

          (i) Any Person (other than any employee benefit plan or employee stock ownership plan of the Company, or any Person organized, appointed, or established by the Company, for or pursuant to the terms of any such plan), alone or together with any of its Affiliates or Associates, becomes the Beneficial Owner of 30% or more of the total outstanding voting power of the Company, as reflected by the power to vote in connection with the election of Directors, or commences a tender offer or exchange offer, the consummation of which would result in the Person becoming the Beneficial Owner of 30% or more of the total outstanding voting power of the Company as reflected by the power to vote in connection with the election of Directors. For purposes of this Section 2(e)(i), the terms "Affiliates," "Associates," and "Beneficial Owner," will have the meanings given to them in the Rights Agreement, dated as of April 2, 1991, between Invacare Corporation and National City Bank, as Rights Agent, as amended from time to time, or in any restatement thereof, or in any replacement Rights Agreement.

          (ii) At any time during a period of 24 consecutive months, individuals who were Directors at the beginning of the period no longer constitute a majority of the members of the Board of Directors, unless the election, or the nomination for election by the Company's shareholders, of each Director who was not a Director at the beginning of the period is approved by at least a majority of the Directors who are in office at the time of the election or nomination and who either were Directors at the beginning of the period or are Continuing Directors (or such nomination is approved by a committee comprised solely of such Directors).

          (iii) A record date is established for determining shareholders entitled to vote upon (A) a merger or consolidation of Invacare Corporation with another corporation (which is not an affiliate of Invacare Corporation in which Invacare Corporation is not the surviving or continuing corporation or in which all or part of the outstanding Common Shares are to be converted into or exchanged for cash, securities, or other property, (B) a sale or other disposition of all or substantially all of the assets of Invacare Corporation, or (C) the reorganization, dissolution or liquidation (but not partial liquidation) of Invacare Corporation.

          (iv) The occurrence of any other event or series of events, which, in the opinion of the Board of Directors, will, or is likely to, if carried out, result in a change of control of Invacare Corporation.

     (f) "Code" -- means the Internal Revenue Code of 1986, or any law that supersedes or replaces it, as amended from time to time. A reference to any provision of the Code includes a reference to any lawful regulation or pronouncement promulgated thereunder and to any successor provision.

     (g) "Committee" -- means the Compensation, Management Development and Corporate Governance Committee of the Board of Directors, or any other committee of the Board of Directors that the Board of Directors or the Compensation Committee authorizes to administer all or any aspect of this Plan.

     (h) "Common Shares" -- means Common Shares, without par value, of Invacare Corporation, including authorized and unissued Common Shares and treasury Common Shares.

     (i) "Company" -- means Invacare Corporation, an Ohio corporation, and its direct and indirect subsidiaries, or any successor entity.

     (j) "Continuing Director" -- means a Director who was a Director prior to a Change in Control or was recommended or elected to succeed a Continuing Director by a majority of the Continuing Directors then in office (or by a committee comprised solely of Continuing Directors).

     (k) "Director" -- means any individual who is a member of the Board of Directors of the Company.

     (l) "Exchange Act" -- means the Securities Exchange Act of 1934, and any law that supersedes or replaces it, as amended from time to time.

     (m) "Fair Market Value" of Common Shares -- means the value of the Common Shares determined by the Committee, or pursuant to rules established by the Committee.

     (n) "Incentive Stock Option" -- means a Stock Option that meets the requirements of Section 422 of the Code, or any successor or replacement provision.

     (o) "Notice of Award" -- means any notice by the Committee to a Participant that advises the Participant of the grant of an Award or sets forth terms, conditions, and restrictions applicable to an Award.

     (p) "Participant" -- means any person to whom an Award has been granted under this Plan.

     (q) "Performance Objectives" -- means the achievement of performance objectives established pursuant to this Plan. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the subsidiary, division, department or function within the Company in respect of which the Participant performs services during a specified time period. Any Performance Objectives applicable to Awards intended to qualify as "performance-based compensation" under Section 162(m) of the Code (the "Performance-Based Exception") shall be limited to specified levels of or increases in the Company's, or subsidiary's, or division's, or department's, or function's return on equity, earnings per Common Share, total earnings, earnings growth, return on capital, operating measures (including, but not limited to, operating margin and/or operating costs), return on assets, or increase in the Fair Market Value of the Common

Shares. Except in the case of such an Award intended to qualify under Section 162(m) of the Code, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.

     The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established Performance Objectives; provided, however, that Awards which are designed to qualify for the Performance-Based Exception, may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward).

     In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards which shall not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Code
Section 162(m).

     (r) "Person" -- means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a governmental authority.

     (s) "Plan" -- means this Invacare Corporation 2003 Performance Plan, as set forth herein and as hereafter may be amended from time to time in accordance with the terms hereof.

     (t) "Restricted Stock" -- means an Award of Common Shares that are subject to restrictions or risk of forfeiture based on time and/or performance.

     (u) "Rule 16b-3" -- means Rule 16b-3 under the Exchange Act, or any rule that supersedes or replaces it, as amended from time to time.

     (v) "Stock Appreciation Right" -- means any rights granted pursuant to an Award described in Section 6(b)(i).

     (w) "Stock Award" -- means Awards granted in Section 6(b)(ii).

     (x) "Stock Equivalent Unit" -- means an Award that is valued by reference to the value of Common Shares.

     (y) "Stock Option" -- means an option to purchase Common Shares as described in Section 6(b)(iii).

3.   Eligibility

     All Directors and employees of the Company and its Affiliates are eligible for the grant of Awards. The selection of any such persons to receive Awards will be within the discretion of the Committee. More than one Award may be granted to the same person.

     Notwithstanding the foregoing, any individual who renounces in writing any right that he or she may have to receive Awards under the Plan shall not be eligible to receive any Awards hereunder.

4.   Common Shares Available for Awards; Adjustment

     (a) Number of Common Shares. The aggregate number of Common Shares that may be subject to Awards, including specifically Incentive Stock Options, granted under this Plan during the term of this Plan will be equal to Three Million Eight Hundred Thousand (3,800,000) Common Shares, subject to any adjustments made in accordance with the terms of this Section 4.

     The assumption of obligations in respect of awards granted by an organization acquired by the Company, or the grant of Awards under this Plan in substitution for any such awards, will not reduce the number of Common Shares available in any fiscal year for the grant of Awards under this Plan.

     Common Shares subject to an Award that is forfeited, terminated, or canceled without having been exercised (other than Common Shares subject to a Stock Option that is canceled upon the exercise of a related Stock Appreciation Right) will again be available for grant under this Plan, without reducing the number of Common Shares available in any fiscal year for grant of Awards under this Plan, except to the extent that the availability of those Common Shares would cause this Plan or any Awards granted under this Plan to fail to qualify for the exemption provided by Rule 16b-3. In addition, any Common Shares which are retained to satisfy a Participant's withholding tax obligations or which are transferred to the Company by a Participant to satisfy such obligations or to pay all or any portion of the exercise price of the Award in accordance with the terms of the Plan, the Award Agreement or the Notice of Award, may be made available for reoffering under the Plan to any Participant, except to the extent that the availability of those Common Shares would cause this Plan or any Awards granted under this Plan to fail to qualify for the exemption provided by Rule 16b-3.

     (b) No Fractional Common Shares. No fractional Common Shares will be issued, and the Committee will determine the manner in which the value of fractional Common Shares will be treated.

     (c) Adjustment. In the event of any change in the Common Shares by reason of a merger, consolidation, reorganization, recapitalization, or similar transaction, including any transaction described under Section 424(a) of the Code, or in the event of a stock dividend, stock split, reverse stock split, or distribution to shareholders (other than normal cash dividends), the Committee will have authority to adjust, in any manner that it deems equitable, the number and class of Common Shares that may be issued under this Plan, the number and class of Common Shares subject to outstanding Awards, the per share exercise price applicable to outstanding Awards, and the Fair Market Value of the Common Shares and other value determinations applicable to outstanding Awards (i.e., Stock Equivalent Units, for example), including as may be allowed or required under Section 424(a) of the Code.

5.   Administration

     (a) Committee. This Plan will be administered by the Committee; provided, however, that the Board of Directors may, in its discretion, at any time and from time to time, administer the Plan in which case the term "Committee" shall be deemed to be the Board of Directors. The Committee will, subject to the terms of this Plan, have the authority to: (i) select the eligible employees who will receive Awards, (ii) grant Awards, (iii) determine the number and types of Awards to be granted to eligible employees, (iv) determine the terms, conditions, vesting periods, and restrictions applicable to Awards, including timing, price, and, if applicable, Performance Objectives, subject to, and consistent with, the provisions of the Plan, (v) adopt, alter, and repeal administrative rules and practices governing this Plan, (vi) interpret the terms and provisions of this Plan and any Awards granted under this Plan, including, where applicable, determining the method of valuing any Award and certifying as to the satisfaction of such Awards, (vii) prescribe the forms of any Notices of Award, Award Agreements, or other instruments relating to Awards, (viii) supervise the administration of this Plan, and (ix) make all other determinations and take all other actions as the Committee deems necessary for the administration and operation of the Plan. The Committee may employ attorneys, consultants, accountants, or other professional advisors to assist it in the administration of the Plan.

     (b) Delegation. The Committee may delegate any of its authority to any other person or persons that it deems appropriate.

     (c) Decisions Final. All decisions by the Committee, and by any other Person or Persons to whom the Committee has delegated authority, to the extent permitted by law, will be final and binding on all Persons.

     (d) No Liability. Neither the Committee nor any of its members shall be liable for any act taken by the Committee pursuant to the Plan. No member of the Committee shall be liable for the act of any other member.

6.   Awards

     (a) Grant of Awards. The Committee will determine the type or types of Awards to be granted to each Participant and will set forth in the related Notice of Award or Award Agreement the terms, conditions, vesting periods, and restrictions applicable to each Award. Awards may be granted singly or in combination or tandem with other Awards. Awards may also be granted in replacement of, or in substitution for, other awards granted by the Company, whether or not granted under this Plan; without limiting the foregoing, if a Participant pays all or part of the exercise price or taxes associated with an Award by the transfer of Common Shares or the surrender of all or part of an Award (including the Award being exercised), the Committee may, in its discretion, grant a new Award to replace the Common Shares that were transferred or the Award that was surrendered. The Company may assume obligations in respect of awards granted by any Person acquired by the Company or may grant Awards in replacement of, or in substitution for, any such awards. In no event shall any Stock Option or Stock Appreciation Right be granted to a Participant in exchange for the Participant's agreement to permit the cancellation of one or more Stock Options or Stock Appreciation Rights previously granted to such Participant if the exercise price of the new grant is lower than the exercise price of the cancelled grant. Moreover, in no event shall a previously granted Stock Option or Stock Appreciation Right be amended to reduce the exercise price, except in accordance with an adjustment pursuant to Section 4(c).

     (b) Types of Awards. Awards may include, but are not limited to, the following:

          (i) Stock Appreciation Right -- means a right to receive a payment, in cash or Common Shares, equal to the excess of (A) the Fair Market Value, or other specified valuation, of a specified number of Common Shares on the date the right is exercised over (B) the Fair Market Value, or other specified valuation, of such Common Shares on the date the right is granted, all as determined by the Committee. The right may be conditioned upon the occurrence of certain events, such as a Change in Control of the Company, or may be unconditional, as determined by the Committee.

          (ii) Stock Award -- means an Award that is made in Common Shares, Restricted Stock, or Stock Equivalent Units or that is otherwise based on, or valued in whole or in part by reference to, the Common Shares, but does not include Stock Options. All or part of any Stock Award may be subject to conditions (including, but not limited to, the passage of time or the achievement of Performance Objectives), restrictions, and risks of forfeiture, as and to the extent established by the Committee. Stock Awards may be based on the Fair Market Value of the Common Shares, or on other specified values or methods of valuation, as determined by the Committee.

          (iii) Stock Option -- means a right to purchase a specified number of Common Shares, during a specified period, and at a specified exercise price, all as determined by the Committee. A Stock Option may be an Incentive Stock Option or a Stock Option that does not qualify as an Incentive Stock Option. The term of each Stock Option shall be fixed by the Committee, but in no event shall the term exceed ten years after the date such Stock Option is granted. In addition to the terms, conditions, vesting periods, and restrictions established by the Committee, Incentive Stock Options must comply with the requirements of Section 422 of the Code and regulations promulgated thereunder, including, but not limited to, the requirements that Incentive Stock Options (A) may not be granted to non-employee Directors, and (B) the aggregate Fair Market Value of the Common Shares that first becomes exercisable in any calendar year shall not exceed $100,000 (measured as of the effective grant date of the Award). The exercise price of a Stock Option may not be less than 100% of the Fair Market Value on the date the Stock Option is granted; provided, however, up to 200,000 Common Shares for which Stock Options that do not qualify as Incentive Stock Options may be granted may have an exercise price of not less than 75% of the Fair Market Value on the date such Stock Option is granted, subject to adjustment in accordance with Section 4(c) hereof.

     (c) Limits on Awards under the Plan. The maximum aggregate number of Common Shares that may be granted during the term of this Plan pursuant to all Awards, other than Stock Options, is 300,000 Common Shares, subject to adjustment in accordance with Section 4(c) hereof.

     (d) Limits on Individual Awards. The maximum aggregate number of Common Shares for which Stock Options may be granted to any particular employee during any calendar year during the term of this Plan is 400,000 Common Shares, subject to adjustment in accordance with Section 4(c) hereof. The maximum aggregate number of Common Shares for each of (i) Stock Appreciation Rights and (ii) other Stock Awards which may be granted to any particular employee during any calendar year during the term of this Plan is 50,000 Common Shares (or 100,000 Common Shares in the aggregate), subject to adjustment in accordance with Section 4(c) hereof.

7.   Deferral of Payment

     With the approval of the Committee, the delivery of the Common Shares, cash, or any combination thereof subject to an Award, or the Award itself, may be deferred, either in the form of installments or a single future delivery. The Committee also may permit selected Participants to defer the receipt of some or all of their Awards, as well as other compensation, in accordance with procedures established by the Committee, including to assure that the recognition of taxable income is deferred under the Code. Deferred amounts may, to the extent permitted by the Committee, be credited as cash or Stock Equivalent Units. The Committee also may establish rules and procedures for the crediting of interest on deferred cash payments and dividend equivalents on Stock Equivalent Units.

8.   Payment of Exercise Price

     The exercise price of a Stock Option (other than an Incentive Stock Option) and any Stock Award for which the Committee has established an exercise price may be paid in cash, by the transfer of Common Shares, by the surrender of all or part of an Award (including the Award being exercised), or by a combination of these methods, as and to the extent permitted by the Committee. The exercise price of an Incentive Stock Option may be paid in cash, by the transfer of Common Shares, or by a combination of these methods, as and to the extent permitted by the Committee but may not be paid by the surrender of all or part of an Award. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of this Plan.

     In the event Common Shares that are Restricted Stock are used to pay the exercise price of a Stock Award to the extent provided by the Committee, then that number of the Common Shares issued upon the exercise of the Award equal to the number of Common Shares that are Restricted Stock that have been used to pay the exercise price will be subject to the same restrictions as the Restricted Stock.

9.   Taxes Associated with Award

     Prior to the payment of an Award or upon the exercise or release thereof, the Company may withhold, or require a Participant to remit to the Company, an amount sufficient to pay any Federal, state, and local taxes associated with the Award. The Committee may, in its discretion and subject to such rules as the Committee may adopt, permit a Participant to pay any or all taxes associated with the Award (other than an Incentive Stock Option) in cash, by the transfer of Common Shares, by the surrender of all or part of an Award (including the Award being exercised), or by a combination of these methods. The Committee may permit a Participant to pay any or all taxes associated with an Incentive Stock Option in cash, by the transfer of Common Shares, or by a combination of these methods or by any other method which does not disqualify the option as an Incentive Stock Option under applicable provisions of the Code. If Common Shares are used to satisfy withholding tax obligations, such Common Shares shall be valued based on the Fair Market Value thereof as of the date when the withholding for taxes is required to be made. Notwithstanding the foregoing, except as otherwise provided by the Committee or in the terms of the Award, the Company shall have the right to require a Participant to pay cash to satisfy withholding taxes as a condition to the payment of any Award (whether in cash or Common Shares) under the Plan.

10.  Termination of Employment

     If the employment of a Participant terminates for any reason, all unexercised, deferred, and unpaid Awards may be exercisable or paid only in accordance with rules established by the Committee or as specified in the particular Award Agreement or Notice of Award. Such rules may provide, as the Committee deems appropriate, for the expiration, continuation, or acceleration of the vesting of all or part of the Awards, provided that any such rules shall comply with Section 422 of the Code to the extent such Award is intended to qualify as an Incentive Stock Option.

11.  Termination of Awards Under Certain Conditions

     The Committee may cancel any unexpired, unpaid, or deferred Awards at any time if the Participant is not in compliance with all applicable provisions of this Plan or with any Notice of Award or Award Agreement. Further, if the Participant, without the prior written consent of the Company, engages in any of the following activities:

          (i) Within eighteen (18) months after the date a Participant terminates his or her employment with the Company or its Affiliates for any reason, the Participant then accepts employment with any competitor of the Company, or otherwise renders services for an organization, or engages in a business, that is, in the judgment of the Committee, in competition with the Company, or

          (ii) Discloses to anyone outside of the Company, or uses for any purpose other than the Company's business any confidential information or material relating to the Company, whether acquired by the Participant during or after employment with the Company, in a fashion or with a result that the Committee, in its judgment, deems is or may be injurious to the best interests of the Company;

then the Committee may, in its discretion, at any time thereafter, cancel any unexpired, unpaid or deferred Awards or may require the Participant to return the economic value of any Award that the Participant realized or obtained (as of the date of exercise, vesting or payment) during the time period commencing six months prior to such Participant's termination date and ending after the date when all of the Committee members discover that the Participant engaged in any activities referred to in clauses (i) and (ii) above.

     The Committee may, in its discretion and as a condition to the exercise of an Award, require a Participant to acknowledge in writing that he or she is in compliance with all applicable provisions of this Plan and of any Notice of Award or Award Agreement and has not engaged in any activities referred to in clauses (i) and (ii) above.

12.  Change in Control

     In the event of a Change in Control of the Company, unless and only then to the extent otherwise determined by the Board of Directors or as otherwise prescribed in an Award Agreement, (i) all Stock Appreciation Rights and Stock Options then outstanding will become fully exercisable as of the date of the Change in Control, and (ii) all restrictions and conditions applicable to Restricted Stock and other Stock Awards will be deemed to have been satisfied as of the date of the Change in Control. Any such determination by the Board of Directors that is made after the occurrence of a Change in Control will not be effective unless a majority of the Directors then in office are Continuing
Directors and the determination is approved by a majority of the Continuing Directors.

13.  Amendment,   Suspension,   or  Termination  of  this  Plan;   Amendment  of
     Outstanding Awards

     (a) Amendment, Suspension, or Termination of this Plan. The Board of Directors may amend, suspend, or terminate this Plan at any time and from time to time in such respects as the Board of Directors may deem necessary or appropriate; provided, however, that in no event, without the approval of the Company's shareholders, shall any action of the Committee or the Board of

Directors result in increasing, except as provided in Section 4(c) hereof, the maximum number of Common Shares that may be subject to Awards granted under the Plan.

     (b) Amendment of Outstanding Awards. The Committee may, in its discretion, amend the terms of any Award, prospectively or retroactively, but no such amendment may impair the rights of any Participant without his or her consent, or reduce the exercise price of any Stock Option or Stock Appreciation Right, except in accordance with an adjustment pursuant to Section 4(c). The Committee may, in whole or in part, waive any restrictions or conditions applicable to, or accelerate the vesting of, any Award.

14.      Awards to Foreign Nationals and Employees Outside the United States

     To the extent that the Committee deems appropriate to comply with foreign law or practice and to further the purpose of this Plan, the Committee may, without amending this Plan, (i) establish special rules applicable to Awards granted to Participants who are foreign nationals, are employed outside the United States, or both, including rules that differ from those established under this Plan, and (ii) grant Awards to such Participants in accordance with those rules.

15.  Miscellaneous Terms

     (a) Nonassignability. Unless and except to the extent otherwise determined by the Committee (which may be contained in the applicable Award Agreement or Notice of Award), (i) no Award granted under the Plan may be transferred or assigned by the Participant to whom it is granted other than by will or pursuant to the laws of descent and distribution, and (ii) an Award granted under this Plan may be exercised, during the Participant's lifetime, only by the Participant or guardian or other legal representative.

     (b) No Rights as Employees/Shareholders. Nothing in the Plan or in any Award Agreement or Notice of Award shall confer upon any Participant any right to continue in the employ of the Company or an Affiliate, or to serve as a member of the Board of Directors or to be entitled to receive any remuneration or benefits not set forth in the Plan or such Award Agreement or Notice of Award, or to interfere with or limit either the right of the Company or an Affiliate to terminate the employment of such Participant at any time or the right of the shareholders of the Company to remove him or her as a member of the Board of Directors with or without cause. Nothing contained in the Plan or in any Award Agreement or Notice of Award shall be construed as entitling any Participant to any rights of a shareholder as a result of the grant of an Award until such time as Common Shares are actually issued to such Participant pursuant to the exercise of a Stock Option, Stock Appreciation Right or other Stock Award.

     (c) Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Any liability of the Company to any person with respect to any Award under the Plan shall be based solely upon any contractual obligations that may be effected pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

     (d) Other Company Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of any termination indemnity or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any pension or other employee benefit plan or similar arrangement provided by the Company or any Affiliate, unless (i) expressly so provided by such other plan or arrangement or (ii) the Committee expressly determines that an Award or a portion thereof should be included as recurring compensation. Nothing contained in the Plan shall prohibit the Company or any Affiliate from establishing other special awards, incentive compensation plans, compensation programs and other similar arrangements providing for the payment of performance, incentive or other compensation to employees. Payments and benefits provided to any employee under any other plan shall be governed solely by the terms of such other plan.

     (e) Securities Law Restrictions. In no event shall the Company be obligated to issue or deliver any Common Shares or other Awards if such issuance or delivery shall constitute a violation of any provisions of any law or regulation of any governmental authority or securities exchange. No Common Shares or other Awards shall be issued under the Plan unless counsel for the Company shall be satisfied that such issuance will be in compliance with all applicable Federal and state securities laws and regulations and all requirements of any securities exchange on which the Common Shares are listed.

     (f) Invalidity. In the event any provision of the Plan shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the remaining provisions of the Plan.

     (g) Successors. All obligations of the Company with respect to Awards granted under the Plan are binding on any successor to the Company, whether as a result of a direct or indirect purchase, merger, consolidation or otherwise of all or substantially all of the business and/or assets of the Company.

     (h) Governing Law. The interpretation, validity, and enforcement of this Plan will, to the extent not otherwise governed by the Code or the securities laws of the United States, be governed by the laws of the State of Ohio.

16.  Effective and Termination Dates

     (a) Effective Date. This Plan will be effective on May 21, 2003, upon approval by the shareholders of the Company at the 2003 annual meeting of shareholders.

     (b) Termination Date. This Plan will continue in effect until midnight on May 20, 2013; provided, however, that Awards granted on or before that date may extend beyond that date and restrictions and other terms and conditions imposed on Restricted Stock or any other Award granted on or before that date may extend beyond such date.


     IN WITNESS WHEREOF, the undersigned by its duly authorized officer, has hereunto set forth its signatures as of the effective date of the Plan.


                                             INVACARE CORPORATION



                                             By: /s/ A. Malachi Mixon, III
                                                     -------------------------
                                                     A. Malachi Mixon, III,
                                                     Chairman of the Board and
                                                     Chief Executive Officer



                                             By: /s/ Gregory C. Thompson
                                                     -------------------------
                                                     Gregory C. Thompson,
                                                     Senior Vice President and
                                                     Chief Financial Officer

                                                                      Appendix B

                PROXY FOR COMMON SHARES AND CLASS B COMMON SHARES

                 Annual Meeting of Shareholders --- May 25, 2006
           This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby (i) appoints GERALD B. BLOUCH, GREGORY C. THOMPSON and DALE C. LAPORTE, and each of them, as Proxy holders and attorneys, with full power of substitution, to appear and vote all the Common Shares and Class B Common Shares of INVACARE CORPORATION (the "Company"), which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at the Lorain County Community College, Spitzer Conference Center, Grand Room, 1005 North Abbe Road, Elyria, Ohio on Thursday, May 25, 2006 at 10:00 A.M. (EDT) and at any adjournments thereof, hereby revoking any and all Proxies heretofore given, and (ii) authorizes and directs said Proxy holders to vote all the Common Shares and Class B Common Shares of the Company represented by this Proxy on the reverse side.


                           Dated: ______________________________________ , 2006


                                  ______________________________________
                                  Signature

                                  ______________________________________
                                  (Signature if held jointly)

                                  Your signature to the Proxy form should be exactly the same as the name imprinted hereon. Persons signing as executors,administrators, trustees or in similar capacities should so indicate. For joint accounts, the name of each joint owner must be signed.


       PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE.
--------------------------------------------------------------------------------

INVACARE CORPORATION                                                      PROXY

This proxy, when properly executed, will vote shares with the understanding that if no directions are given below, said shares will be voted "FOR" the election of the three Directors nominated by the Board of Directors and "FOR" each of the other proposals.

(1)  ELECTION of Directors each to serve a three year term ending in 2009.

     (  ) FOR all nominees listed               (  ) WITHHOLD AUTHORITY
     (except as marked to the contrary below)   to vote for all nominees listed

     James C. Boland              Gerald B. Blouch              William M. Weber

     (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the following line.)

      --------------------------------------------------------------------------

(2) PROPOSAL to approve and adopt an amendment to the Invacare Corporation 2003 Performance Plan.

     (  ) FOR               (  ) AGAINST               (  ) ABSTAIN

(3) PROPOSAL to ratify appointment of Ernst & Young LLP as the Company's independent auditors.

     (  ) FOR               (  ) AGAINST               (  ) ABSTAIN

(4) In their discretion to act on any other matters which may properly come before the Annual Meeting.

                   (Continued and to be signed on other side)

                                                                      Appendix C

                     COMMON SHARES AND CLASS B COMMON SHARES
                             VOTING INSTRUCTION CARD

                 Annual Meeting of Shareholders --- May 25, 2006
             This Card is solicited on behalf of the trustees of the
                        Invacare Retirement Savings Plan

The undersigned hereby instructs the trustees of the Invacare Retirement Savings Plan to vote the Common Shares and Class B Common Shares of INVACARE CORPORATION (the "Company") which the undersigned is entitled to vote as a participant in an employee benefit plan which may be funded by the Invacare Retirement Savings Plan at the Annual Meeting of Shareholders of the Company, to be held at the Lorain County Community College, Spitzer Conference Center, Grand Room, 1005 North Abbe Road, Elyria, Ohio on Thursday, May 25, 2006 at 10:00 A.M. (EDT) and at any adjournments thereof. The undersigned authorizes and directs the trustees of the Invacare Retirement Savings Plan to vote all the Common Shares and Class B Common Shares of the Company represented by this Card on the reverse side.

                           Dated: ______________________________________ , 2006


                                  ______________________________________
                                  Signature

                                  ______________________________________
                                  (Signature if held jointly)

                                  Your signature to the Instruction Card form should be exactly the same as the name imprinted hereon. Persons signing as executors,administrators, trustees or in similar capacities should so indicate. For joint accounts, the name of each joint owner must be signed.

       PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE.
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INVACARE CORPORATION                                     VOTING INSTRUCTION CARD

This voting instruction card, when properly executed, will vote shares with the understanding that if no directions are given below, said shares will be voted "FOR" the election of the three Directors nominated by the Board of Directors and "FOR" each of the other proposals.

(1)  ELECTION of Directors each to serve a three year term ending in 2009.

     (  ) FOR all nominees listed               (  ) WITHHOLD AUTHORITY
     (except as marked to the contrary below)   to vote for all nominees listed

     James C. Boland              Gerald B. Blouch              William M. Weber

     (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the following line.)

      --------------------------------------------------------------------------

(2) PROPOSAL to approve and adopt an amendment to the Invacare Corporation 2003 Performance Plan.

     (  ) FOR               (  ) AGAINST               (  ) ABSTAIN

(3) PROPOSAL to ratify appointment of Ernst & Young LLP as the Company's independent auditors.

     (  ) FOR               (  ) AGAINST               (  ) ABSTAIN

(4) In their discretion to act on any other matters which may properly come before the Annual Meeting.

                   (Continued and to be signed on other side)